As filed with the Securities and Exchange Commission on May 26, 2004
                               File No. 333-111787

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             Procera Networks, Inc.
                         ------------------------------
                 (Name of small business issuer in its charter)

              Nevada                  000-49862                  33-0974674
  (State or other jurisdiction       (Commission              (IRS Employer of
 incorporation or organization)      File Number)            Identification No.)


                         3175 South Winchester Boulevard
                           Campbell, California 95008
                                 (408) 874-4675

                           --------------------------
(Address and telephone number of principal executive offices and principal place of business)

                                Douglas J. Glader
                                    President
                             Procera Networks, Inc.
                         3175 South Winchester Boulevard
                           Campbell, California  95008
                                 (408) 874-4675

            (Name, address and telephone number of agent for service)

                                   Copies to:
                             James C. Chapman, Esq.
                             Michael H. Irvine, Esq.
                            Silicon Valley Law Group
                             152 North Third Street
                                    Suite 900
                           San Jose, California 95112
                                 (408) 286-6100
                           Telecopier: (408) 286-1400

Approximate Date of Proposed Sale to Public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X].

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------
Title of each class   Amount to be      Proposed        Proposed maximum        Amount of
of securities to be    registered   maximum offering   aggregate offering   registration fee
registered                           price per unit           price
---------------------------------------------------------------------------------------------
COMMON STOCK,            1,696,438  $            1.70  $      2,883,944.60  $          365.40
$.001 PAR VALUE
---------------------------------------------------------------------------------------------
TOTAL                    1,696,438  $            1.70  $      2,883,944.60  $          365.40
---------------------------------------------------------------------------------------------

(1)  Calculated in accordance with Rule 457(c).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE  INFORMATION  IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  WE MAY
NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                       Subject to Completion, May __, 2004

                                     [Logo]

                             Procera Networks, Inc.

                                1,696,438 Shares
                                  Common Stock


     This prospectus covers the resale by selling stockholders of up to 1,696,438 shares of our common stock, $0.001 par value. The selling stockholders are offering:

     250,000 shares of common stock and 1,446,438 shares of common stock underlying the warrants held by the selling stockholders as set forth in greater detail on page 29.

     These securities are more fully described in the section of this prospectus titled "Description of Securities" and are the only securities being offered hereunder. None of the shares of common stock covered by this prospectus are issuable upon the exercise of options.

     The selling stockholders will sell their shares of common stock in accordance with the terms described in the section of this prospectus titled "Plan of Distribution". Except for proceeds, if any, received in connection with the exercise of warrants, we will not receive any of the proceeds from the sale of the shares by the selling stockholders.

     Our common stock is listed on the Over-The-Counter Bulletin Board. Our trading symbol is "PRNW."

AN  INVESTMENT  IN  OUR  SECURITIES  INVOLVES  A HIGH DEGREE OF RISK. YOU SHOULD
PURCHASE OUR SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             PROCERA NETWORKS, INC.

                                TABLE OF CONTENTS


                                                                 Page
                                                                 ----
Prospectus Summary                                                  3
Risk Factors                                                        5
Forward Looking Statements                                         10
Use of Proceeds                                                    11
Market for Common Equity and Related Stockholder Matters           11
Dividend Policy                                                    11
Capitalization                                                     12
Selected Financial Data                                            12
Management's Discussion and Analysis of Financial Condition and
    Results of Operations                                          14
Business                                                           18
Management                                                         22
Certain Relationships and Related Transactions                     26
Security Ownership of Certain Beneficial Owners and Management     27
Selling Stockholders                                               29
Description of Securities                                          32
Plan of Distribution                                               33
Changes in and Disagreements with Accountants on Accounting and
    Financial Disclosure                                           34
Legal Matters                                                      34
Experts                                                            35
Where You Can Find Additional Information                          35
Financial Statements                                               36

     Procera and our logo are trademarks of Procera Networks, Inc. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page 39. When we refer in this prospectus to the "Company," "we," "us," and "our," we mean Procera Networks, Inc., a Nevada corporation. This prospectus contains forward-looking statements and information relating to Procera Networks, Inc. See Forward Looking Statements on page 10.

                                   OUR COMPANY

     We are Procera Networks, Inc., a Nevada corporation formed in July 2001. We have developed the first hardware-based, scalable, Layer 7 switching and network management system that operates at full wire speed, enabling the full Layer 7 packet processing to be integrated with switching and routing without materially degrading network speed or latency. Our products enable the computer network to manage information in a more sophisticated manner, thereby increasing employee and computer network efficiency and substantially reducing the costs of network expansion. Our hardware solution presents an affordable opportunity for medium and small-sized enterprises to more efficiently manage their networks on an individual, end-user basis in order to: (i) increase efficiency of the computer network, (ii) eliminate legal liability issues stemming from employees' use of company-provided computer networks for non-business purposes, and (iii) simplify the increasing demands on corporations to comply with new laws regarding data storage and email archiving.

     Our principal executive offices are located at 3175 South Winchester Boulevard, Campbell, California, 95008. Our telephone number is (408) 874-4675. The address of our website is www.proceranetworks.com. Information on our website is not part of this prospectus.

                                         THE OFFERING

Common stock offered by the selling   1,696,438 shares (1)
stockholders:

Common stock to be outstanding after 24,104,406 shares (1) this Offering:

OTC Bulletin Board Trading Symbol:    PRNW

Use of Proceeds:                      We will receive no proceeds from the sale of shares of
                                      common stock in this offering.  However, we will
                                      receive proceeds from any exercise of warrants by the
                                      selling stockholders.  We expect to use the proceeds
                                      received from the exercise of the warrants, if any, for
                                      working capital and other general purposes.

(1) Does not include up to 6,714,251 shares of common stock reserved for issuance upon exercise of warrants to purchase 3,744,251 shares of common stock, exercise of stock options to purchase 2,395,000 shares of common stock, and exercise of rights to purchase 575,000 shares of common stock, outstanding as of May 25, 2004.

AN INVESTMENT IN OUR COMMON STOCK IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS BEGINNING ON PAGE 5.

                                  RISK FACTORS

     Any of the following risks could materially and adversely affect our business, financial condition, or operating results and could negatively impact the value of our common stock.

WE ARE AN EARLY STAGE COMPANY AND HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

     We have only recently launched many of the products and services described herein and therefore are a start-up company. We have only a limited operating history upon which you can evaluate our business and prospects, and have yet to develop sufficient experience regarding actual revenues to be received from such products services. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

WE EXPECT TO INCUR LOSSES FOR THE FORESEEABLE FUTURE.

     We continue to incur losses from operations resulting primarily from costs related to product development and the increase in sales and marketing expenses. Because of our plans to invest heavily in marketing and promotion, to hire additional employees, and to enhance our network content and management technologies, we expect to incur net losses for a period of time. We believe these expenditures are necessary to build and maintain hardware and software technology and to penetrate the markets for our products. If our revenue growth is slower than we anticipate or our operating expenses exceed our expectations, our losses will be significantly greater. We may never achieve profitability.

WE  NEED  ADDITIONAL  FINANCING.

     Based on current reserves and anticipated cash flow, we currently anticipate that the available funds will be sufficient to meet our anticipated needs for working capital, capital expenditures and business expansion for six months. Thereafter, we will need to raise additional funds. If any of our assumptions are incorrect, we may need to raise capital before the end of six months. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of our common stock. There can be no assurance that additional financing will be available on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to fund expansion, take advantage of unanticipated acquisition opportunities, develop or enhance services or products or respond to competitive pressures. Such inability could have a material adverse effect on our business, results of operations and financial condition.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

     The markets in which we are engaged are new, rapidly evolving and intensely competitive, and we expect competition to intensify further in the future. We currently or potentially compete with a number of other companies. A number of those companies are large and well funded. Competitive pressures created by any one of these companies, or by our competitors collectively, could have a material adverse effect on our business, results of operations and financial condition. In addition, the pace of technological change and product obsolescence is rapid. A potential competitor could develop a technology or new product, which are competitive with or superior to ours.

THE MARKET IN WHICH WE COMPETE IS SUBJECT TO RAPID TECHNOLOGICAL PROGRESS AND TO COMPETE WE MUST CONTINUALLY INTRODUCE NEW PRODUCTS THAT ACHIEVE BROAD MARKET ACCEPTANCE.

     The network equipment market is characterized by rapid technological progress, frequent new product introductions, changes in customer requirements and evolving industry standards. If we do not regularly introduce new products in this dynamic environment, our product lines will become obsolete. Developments in routers and routing software could also significantly reduce demand for our products. Alternative technologies could achieve widespread market acceptance and displace the technology on which we have based our product architecture. We cannot guarantee that our technological approach will achieve broad market acceptance or that other technologies or devices will not supplant our own products and technology.

FUTURE  PERFORMANCE  WILL  DEPEND  ON  THE  INTRODUCTION  AND  ACCEPTANCE OF NEW
PRODUCTS.

     Our future performance will also depend on the successful development, introduction and market acceptance of new and enhanced products that address customer requirements in a timely and cost-effective manner. In the past, we have experienced delays in product development and such delays may occur in the future. The introduction of new and enhanced products may cause our customers to defer or cancel orders for existing products. Therefore, to the extent customers defer or cancel orders in the expectation of new product releases, any delay in the development or introduction of new products could cause our operating results to suffer. The inability to achieve and maintain widespread levels of market acceptance for our current and future products may significantly impair our revenue growth.

OUR LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND DEFEND AGAINST CLAIMS MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE.

     We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. However, we cannot guarantee that the actions we have taken will adequately protect our intellectual property rights or that other parties will not independently develop similar or competing products that do not infringe on our patents. We enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise misappropriate or use our products or technology.

     Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. If we are found to infringe the proprietary rights of others, or if we otherwise settle such claims, we could be compelled to pay damages or royalties and either obtain a license to those intellectual property rights or alter our products so that they no longer infringe upon such proprietary rights. Any license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical. Litigation resulting from claims that we are infringing the proprietary rights of others could result in substantial costs and a diversion of resources, and could have a material adverse effect on our business, financial condition and results of operations.

OUR DEPENDENCE ON CONTRACT MANUFACTURERS FOR SUBSTANTIALLY ALL OF OUR MANUFACTURING REQUIREMENTS COULD HARM OUR OPERATING RESULTS.

     If the demand for our products grows, we will need to increase our material purchases, contract manufacturing capacity, and internal test and quality functions. Any disruptions in product flow could limit our revenue, adversely affect our competitive position and reputation, and result in additional costs or cancellation of orders under agreements with our customers.

     We rely on independent contractors to manufacture our products. We do not have long-term contracts with any of these manufacturers. Delays in product shipments from contract manufacturers are not unusual. Similar or other problems may arise in the future, such as inferior quality, insufficient quantity of products, or the interruption or discontinuance of operations of a manufacturer, any of which could have a material adverse effect on our business and operating results.

     We do not know whether we will effectively manage our contract manufacturers or that these manufacturers will meet our future requirements for timely delivery of products of sufficient quality and quantity. We intend to transition the manufacture of some of our products from one contract manufacturer to another. We also intend to regularly introduce new products and product enhancements, which will require that we rapidly achieve volume production by coordinating our efforts with those of our suppliers and contract manufacturers. The inability of our contract manufacturers to provide us with adequate supplies of high-quality products or a reduction in the number of contract manufacturers may cause a delay in our ability to fulfill orders and may have a material adverse effect on our business, operating results and financial condition.

     As part of our cost-reduction efforts, we will need to realize lower per unit product costs from our contract manufacturers by means of volume efficiencies and the utilization of manufacturing sites in lower-cost geographies. However, we cannot be certain when or if such price reductions will occur. The failure to obtain such price reductions would adversely affect our gross margins and operating results.

IF OUR PRODUCTS CONTAIN UNDETECTED SOFTWARE OR HARDWARE ERRORS, WE COULD INCUR SIGNIFICANT UNEXPECTED EXPENSES AND LOSE SALES.

     Network products frequently contain undetected software or hardware errors when new products or new versions or updates of existing products are first released to the marketplace. In the past, we have experienced such errors in connection with new products and product upgrades. We expect that such errors or component failures will be found from time to time in the future in new or existing products, including the components incorporated therein, after the commencement of commercial shipments. These problems may have a material adverse effect on our business by causing us to incur significant warranty and repair costs, diverting the attention of our engineering personnel from new product development efforts, delaying the recognition of revenue and causing significant customer relations problems. Further, if our product is not accepted by customers due to defects, and such returns exceed the amount we accrued for defect returns based on our historical experience, our operating results would be adversely affected.

     Our products must successfully interoperate with products from other vendors. As a result, when problems occur in a computer or communications network, it may be difficult to identify the sources of these problems. The occurrence of hardware and software errors, whether or not caused by our products, could result in the delay or loss of market acceptance of our products and any necessary revisions may cause us to incur significant expenses. The occurrence of any such problems would likely have a material adverse effect on our business, operating results and financial condition.

WE EXPECT THE AVERAGE SELLING PRICES OF OUR PRODUCTS TO DECREASE, WHICH MAY REDUCE GROSS MARGIN OR REVENUE.

     The network equipment industry has traditionally experienced a rapid erosion of average selling prices due to a number of factors, including competitive pricing pressures, promotional pricing, technological progress and a slowdown in the economy that has resulted in excess inventory and lower prices as companies attempt to liquidate this inventory. We anticipate that the average selling prices of our products will decrease in the future in response to competitive pricing pressures, excess inventories, increased sales discounts and new product introductions by us or our competitors. We may experience substantial decreases in future operating results due to the erosion of our average selling prices. Competitive pressures are expected to increase as a result of the industry slowdown that began at the end of 2000, coupled with the slow recovery of the broader economy.

SOME OF OUR CUSTOMERS MAY NOT HAVE THE RESOURCES TO PAY FOR OUR PRODUCTS AS A RESULT OF THE CURRENT ECONOMIC ENVIRONMENT.

     With the current economic slowdown, some of our customers are forecasting that their revenue for the foreseeable future will generally be lower than originally anticipated. Some of these customers are experiencing, or are likely to experience, serious cash flow problems and, as a result, find it increasingly difficult to obtain financing, if at all. If some of these customers are not successful in generating sufficient revenue or securing alternate financing arrangements, they may not be able to pay, or may delay payment for, the amounts that they owe us. Furthermore, they may not order as many products from us as forecast, or cancel orders with us entirely. The inability of some of our potential customers to pay us for our products may adversely affect our cash flow, the timing of our revenue recognition and the amount of revenue, which may cause our stock price to decline.

LEGISLATIVE ACTIONS, HIGHER INSURANCE COSTS AND POTENTIAL NEW ACCOUNTING PRONOUNCEMENTS ARE LIKELY TO IMPACT OUR FUTURE FINANCIAL POSITION AND RESULTS OF OPERATIONS.

     There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may be potential new accounting pronouncements or regulatory rulings, which will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other rule changes and proposed legislative initiatives are likely to increase general and administrative costs. In addition, insurance costs, including health, workers' compensation and directors and officers', have been dramatically increasing and insurers are likely to increase rates as a result of high claims rates over the past year and our rates are likely to increase further in the future. Further, proposed initiatives could result in changes in accounting rules, including legislative and other proposals to account for employee stock options as an expense. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

OUR PRODUCTS MUST COMPLY WITH EVOLVING INDUSTRY STANDARDS AND COMPLEX GOVERNMENT REGULATIONS OR ELSE OUR PRODUCTS MAY NOT BE WIDELY ACCEPTED, WHICH MAY PREVENT US FROM GROWING OUR NET REVENUE OR ACHIEVING PROFITABILITY.

     The market for network equipment products is characterized by the need to support industry standards as different standards emerge, evolve and achieve acceptance. We will not be competitive unless we continually introduce new products and product enhancements that meet these emerging standards. In the past, we have introduced new products that were not compatible with certain technological standards, and in the future we may not be able to effectively address the compatibility and interoperability issues that arise as a result of technological changes and evolving industry standards. Our products must comply with various United States federal government regulations and standards defined by agencies such as the Federal Communications Commission, in addition to standards established by governmental authorities in various foreign countries and recommendations of the International Telecommunication Union. If we do not comply with existing or evolving industry standards or if we fail to obtain timely domestic or foreign regulatory approvals or certificates we will not be able to sell our products where these standards or regulations apply, which may prevent us from sustaining our net revenue or achieving profitability.

                           FORWARD LOOKING STATEMENTS

     This  prospectus  contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things:

     - general economic and business conditions, both nationally and in our markets,
     - our history of losses, our expectations and estimates concerning future financial performance, financing plans and the impact of competition,
     -    our  ability  to  implement  our  growth  strategy,
     -    anticipated  trends  in  our  business,
     -    advances  in  technologies,  and
     -    other  risk factors set forth under "Risk Factors" in this prospectus.

     In addition, in this prospectus, we use words such as "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions to identify forward-looking statements.

     We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                 USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we will receive the proceeds from the exercise of the Warrants by the selling stockholders. We expect to use the proceeds received from the exercise of the Warrants, if any, for general working capital purposes.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is quoted on the OTC Bulletin Board under the symbol "PRNW". Our common stock has been traded on the OTC Bulletin Board since June 24, 2003. Prior to that date, our common stock was not actively traded in the public market. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

                Quarter Ended      High    Low
          2004
          -----------------------
          March 31                 $3.70  $2.10
          -----------------------  -----  -----
          2003
          -----------------------
          December 31              $7.10  $2.60
          -----------------------  -----  -----
          September 30             $7.55  $1.17
          -----------------------  -----  -----
          June 30                  $1.35      0
          -----------------------  -----  -----
          March 31                   N/a    N/a

     As of May 17, 2004, we had approximately 101 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Pacific Stock Transfer Company, 500 East Warm Springs Road, Suite 240, Las Vegas, Nevada 89119.

                                 DIVIDEND POLICY

     We have not declared or paid any cash dividends on our common stock or other securities and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

                                 CAPITALIZATION

     The  following  table  sets  forth our capitalization as of March 28, 2004:
     -    on  an  actual  basis;  and
     - on a pro forma basis, to reflect the exercise of the Special Warrants (1,086,250 shares of common stock at $2.00 per share in May 2004) in connection with our December 2003 private placement resulting in expected net proceeds of $2,021,200 and the private placement of 250,000 shares of common stock at $2.00 per share in May 2004 resulting in expected net proceeds of $500,000.

     This information should be read in conjunction with our Management's Discussion and Analysis of Financial Condition and Results of Operations and our Financial Statements and the related Notes appearing elsewhere in this prospectus.

                                                             As of
                                                         March 28, 2004
                                                         --------------
                                                      Actual      Pro Forma
                                                   ------------  ------------
Stockholders' equity:
Preferred stock, $0.001 par value,
5,000,000 shares authorized, none
issued and outstanding, actual and pro forma       $         -   $         -
Common stock, $0.001 par value,
50,000,000 shares authorized, 22,642,156 shares
issued and outstanding, actual; 23,978,406 shares
 issued and outstanding, pro forma                      22,642        23,978
Additional paid-in capital                           6,644,698     9,164,562
Deficit accumulated during the development stage    (5,915,546)   (5,915,546)
                                                   ------------  ------------
Total stockholders' equity                             751,794     3,272,994
                                                   ------------  ------------
Total capitalization                               $   751,794   $ 3,272,994
                                                   ============  ============

                             SELECTED FINANCIAL DATA

The statements of operations data for the period from May 1, 2002 (date of inception) to December 29, 2002, for the year ended December 28, 2003 and, cumulatively, for the period from May 1, 2002 (date of inception) to December 28, 2003 and the balance sheet data as of December 28, 2003 are derived from the audited financial statements which are included elsewhere in this prospectus. The balance sheet data as of December 29, 2002 is derived from our audited financial statements not included in this prospectus. The statements of operations data for the three months ended March 30, 2003 and March 28, 2004 and the balance sheet data as of March 28, 2004 are derived from our unaudited financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited interim financial statements include all adjustments consisting principally of normal recurring adjustments, necessary for a fair presentation of the results of operations for the period. The historical results are not necessarily indicative of the operating results to be expected in the future and the results of interim periods are not necessarily indicative of the results for a full year. The data set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements and notes thereto included elsewhere in this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                                                      Cumulative
                                       Period from                                    Period from           Three Months
                                       May 1, 2002                                    May 1, 2002               Ended
                                  (date of inception) to       Year Ended        (date of inception) to   ----------------
                                    December 29, 2002       December 28, 2003      December 28, 2003       March 30, 2003
                                 ------------------------  -------------------  ------------------------  ----------------
STATEMENT OF OPERATIONS DATA:                                                                               (unaudited)

Sales                            $               175,368   $           32,085   $               207,453   $         4,043
Cost of sales                                     89,875               61,872                   151,747             1,786
                                 ------------------------  -------------------  ------------------------  ----------------
    Gross profit                                  85,493              (29,787)                   55,706             2,257
                                 ------------------------  -------------------  ------------------------  ----------------

Operating expenses:
  Engineering                                    554,545            1,376,012                 1,930,557           138,375
  Sales and marketing                            324,238              340,912                   665,150            56,006
  General and administrative                     638,665            1,151,444                 1,790,109           184,805
                                 ------------------------  -------------------  ------------------------  ----------------
    Total operating expenses                   1,517,448            2,868,368                 4,385,816           379,186
                                 ------------------------  -------------------  ------------------------  ----------------

    Loss from operations                      (1,431,955)          (2,898,155)               (4,330,110)         (376,929)

Other income (expense)
 Other income                                     11,796                  566                    12,362                 -
 Interest expense                                (88,925)            (344,599)                 (433,524)          (60,327)
                                 ------------------------  -------------------  ------------------------  ----------------

    Net loss                     $            (1,509,084)  $       (3,242,188)  $            (4,751,272)  $      (437,256)
                                 ========================  ===================  ========================  ================

    Net loss per share - basic
    and diluted                  $                 (0.58)  $            (0.30)                            $         (0.13)
                                 ========================  ===================                            ================

                                       December 29,            December 28,                   March 28, 2004
                                          2002                    2003                  Actual               Pro Forma
                                 ------------------------  -------------------  ------------------------  ----------------
BALANCE SHEET DATA:                                                                   (unaudited)           (unaudited)

Cash and cash equivalents        $                 7,854   $        1,935,741   $               636,998   $     3,158,198
Working capital (deficit)                     (1,557,012)           1,807,153                   681,247         3,202,447
Total assets                                     246,126            2,306,397                 1,052,778         3,573,978
Total liabilities                              1,746,091              426,666                   300,984           300,984
Shareholders' equity (deficit)                (1,499,965)           1,879,731                   751,794         3,272,994


                                                         Cumulative
                                      Three             Period from
                                  Months Ended          May 1, 2002
                                 ---------------   (date of inception) to
                                 March 28, 2004        March 28, 2004
                                 ---------------  ------------------------
STATEMENT OF OPERATIONS DATA:      (unaudited)           (unaudited)

Sales                            $        8,494   $               215,947
Cost of sales                             1,741                   153,488
                                 ---------------  ------------------------
    Gross profit                          6,753                    62,459
                                 ---------------  ------------------------

Operating expenses:
  Engineering                           560,948                 2,491,505
  Sales and marketing                   202,815                   867,965
  General and administrative            408,982                 2,199,091
                                 ---------------  ------------------------
    Total operating expenses          1,172,745                 5,558,561
                                 ---------------  ------------------------

    Loss from operations             (1,165,992)               (5,496,102)

Other income (expense)
 Other income                             1,718                    14,080
 Interest expense                             -                  (433,524)
                                 ---------------  ------------------------

    Net loss                     $   (1,164,274)  $            (5,915,546)
                                 ===============  ========================

    Net loss per share - basic
    and diluted                  $        (0.05)
                                 ===============

The pro forma balance sheet data reflects the exercise of the Special Warrants (1,086,250 shares of common stock at $2.00 per share) in May 2004 in connection with our December 2003 private placement resulting in expected net proceeds of $2,021,200 and the private placement of 250,000 shares of common stock at $2.00 per share in May 2004 resulting in net proceeds of $500,000.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

RESULTS OF OPERATIONS FOR THE THREE-MONTH PERIODS ENDED MARCH 28, 2004 AND MARCH 30, 2003

     From the date of our inception on May 1, 2002 through March 28, 2004, we have operated as a development stage company, devoting all of our efforts and resources to developing and testing new products and preparing for introduction of our products into the market place.

Sales

     Insignificant revenues of $8,494 and $4,043 for the three months ended March 28, 2004 and March 30, 2003, respectively, represent amounts billed and received for products sold. We expect our increasing marketing and sales efforts to produce significant revenue traction, for the first time, during the third and fourth quarters of this year.

Cost of Sales

     Cost of sales reported for the three months ended March 28, 2004 and March 30, 2003 represent the cost of materials for products sold. All fixed and variable manufacturing overhead costs for these periods were expensed and reported as engineering operating expenses. When volume sales are achieved, reported cost of sales will include applied manufacturing overhead in addition to the cost of materials for products sold.

Gross  Profit

     Gross margins of 80% and 56% for the three-month periods ended March 28, 2004 and March 30, 2003, respectively, are not representative of margins expected for sales of our products in volume when fixed and variable manufacturing costs are expensed as cost of sales.

Operating  Expenses

     Operating expenses for the three months ended March 28, 2004 totaled $1,172,745, as compared to $379,186 incurred during the three months ended March 30, 2003. This increase of $793,559 during the first quarter of 2004 resulted, primarily, from the following: (a) payment of normal salaries and benefits to 20 employees, compared to payment of only minimum wage salaries of $2,340 per month to 21 employees during the first quarter of 2003, thereby increasing expenses by approximately $460,000; (b) increased research and development spending in order to accelerate new product development and testing, thereby increasing expenses by approximately $170,000; (c) increased use of legal, audit, and tax services to satisfy compliance requirements for annual reporting and filing with the Securities and Exchange Commission thereby increasing expenses by approximately $92,000; (d) directors and officers insurance premiums of $40,000; and (e) contract sales and marketing expenditures of $20,000 to install our beta products at customer sites for evaluation and testing.

Interest  Expense

     No interest expense was incurred during the three months ended March 28, 2004. During the first quarter of 2003, interest expense of $60,327 was accrued, but not paid, in relation to outstanding convertible notes payable which were executed during 2002 and totaled $1,105,000 as of March 30, 2003. As of July 31, 2003, all outstanding loan principal, totaling $1,355,000 at that time, and accrued interest thereon of $258,833 was converted into 3,227,666 shares of our restricted common stock. We have no long-term or interest-bearing debt outstanding as of March 28, 2004.

Net  Loss

     Net loss results reported for the three-month periods ended March 28, 2004 and March 30, 2003 were $1,164,274 and $437,256, respectively. During the continuing development phase of our Company, we have sustained operating losses and we expect such losses to continue through the remainder of 2004. Based on our plans to introduce new and improved versions of our hardware platform products during the second and third quarters of 2004 and our forecasts of expected demand for our new products, we expect revenues to grow significantly during the last half of 2004.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003 AND THE PERIOD FROM MAY 1, 2002 (DATE OF INCEPTION) TO DECEMBER 31, 2002

From the date of its inception on May 1, 2002 through December 31, 2003, PNI has operated, and will continue to operate through at least the first half of 2004, as a development stage company, devoting all of its efforts and resources to developing and testing new products and preparing for market introductions of its products.

Sales of $175,368 and $32,085 for the periods ended December 31, 2002 and December 31, 2003, respectively, represent amounts received for products sold for test and evaluation purposes. Initial revenues from sales of products to commercial customers are projected to begin in the second quarter of 2004 and are expected to grow significantly during the second, third, and fourth quarters of 2004 due to the release of our improved MLS 4.0 software and several new revisions of our hardware platform products. We also believe that our increased marketing and sales efforts will increase our revenue during 2004.

GROSS  PROFIT.

We incurred a loss of $29,787 for the period ended December 31, 2003, compared to a gross profit of $85,493 for the period ended December 31, 2002. We believe that our gross profit expected from the sales of products to commercial customers during the last nine months of 2004 will increase significantly, provided our revenues grow as anticipated.

OPERATING  EXPENSES.

Operating expenses of $1,517,448 for the period ended December 31, 2002, which include salary and benefit payments for a staff of 23 employees, are particularly low because: (a) PNI was in existence for only eight (8) months during 2002; and (b) all employees were paid only minimum wage salaries of $2,340 per month during five (5) months of this period.

Operating expenses of $2,868,368 for the year ended December 31, 2003 are lower than what we expect for future periods for the following reasons: (a) all employees were paid only minimum wage salaries of $2,340 per month for the first three months of 2003; (b) 21 of 23 employees were terminated on March 31, 2003 and PNI ceased operations for the months of April and May, 2003; and (c) only 13 of the 21 terminated employees were re-hired at 70% of expected salaries in June 2003 and PNI re-started operations as a development stage company. As of December 31, 2003, the Company's headcount had increased to 20 and monthly operating expenses totaled approximately $300,000. This monthly expense rate is expected to continue through the first quarter of 2004 and will then increase during each of the second, third, and fourth quarters, in order to support our projected business growth, reaching a projected monthly expense level of $500,000 by December 31, 2004.

INTEREST  EXPENSE.

Interest expense of $344,599 for the year ended December 31, 2003 included a charge of $138,940 for the fair market value of a warrant which was issued to a lender during 2003. The additional interest expense of $205,659 related to the increase in outstanding loan principal from $1,080,000 on January 1, 2003 to $1,355,000 on July 31, 2003. No interest was paid in cash during 2003. As of July 31, 2003, all outstanding loan principal of $1,355,000 and accrued interest of $258,833 was converted, at the option of all respective lenders, into 3,227,666 shares of PNI's restricted common stock.

During the eight-month period ended December 31, 2002, all cash resources of PNI were attained from short-term convertible loans. Interest expense of $88,925 was accrued during this eight-month period as outstanding loan principal grew from $150,000 on May 1, 2002 to $1,080,000 by December 31, 2002. No interest was  paid  in  cash  during  the  eight-month  period  ended  December 31, 2002.

PNI has no loans outstanding as of December 31, 2003.

NET  LOSS.

We incurred a net loss of $3,242,188 for the period ended December 31, 2003, compared to a net loss of $1,509,084 for the period ended December 31, 2002. In the course of its development activities, PNI has sustained operating loses and expects such loses to continue through 2004. Based on: (i) our plans to introduce new revisions of our hardware platform products during the second and third quarters of 2004; and (ii) the optimistic forecasts of expected demand for our new products by our value added resellers, we expect revenues to grow during the last half of 2004, increasing the likelihood of profitability by the close of 2004.

Liquidity  and  Capital  Resources.

     Our balance of cash and cash equivalents at March 28, 2004 is $636,998, as compared to $1,935,741 at December 28, 2003. In December 2003, we completed a private placement sale (the "December Placement") of 2,172,500 shares of common stock at a price of $2.00 per share. In accordance with the terms of this transaction, $2,172,500 (50% of the gross proceeds of $4,345,000) was paid to the Company when the transaction closed on December 9, 2003. The remaining gross proceeds of $2,172,500 for this transaction are represented by Special Warrants which were executed by investors to purchase 1,086,250 shares at $2.00 per share in April 2004. The cash balance at March 28, 2004 represents the residual cash on hand from the December transaction. On April 26, 2004, the Registration Statement filed by the Company on Form SB-2 was declared effective by the Securities and Exchange Commission. The Registration Statement covers the resale by selling stockholders of up to 9,047,315 shares of the Company's common stock, $0.001 par value.

     We project that cash and cash equivalents of $636,998 on hand at March 28, 2004, plus the gross proceeds of $2,172,500 received from the holders of special warrants and the gross proceeds of $500,000 received from the private placement in May 2004, will be sufficient to support our growth operations through November 2004, without relying on incoming revenue from sales. We expect that additional funds will need to be located in order to sustain our operations through December 2004.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. We evaluate estimates, including those related to bad debts, inventories and income taxes, on an ongoing basis. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     We believe the following critical accounting policies, among others, involve the more significant judgments and estimates used in the preparation of our financial statements:

     We recognize revenue in accordance with SEC Staff Accounting Bulletin No. 104, "Revenue Recognition in Financial Statements" (SAB 104). Under SAB 104, revenue is recognized when the title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is fixed or determinable and collectibility is reasonably assured. We recognize revenue from product sales upon shipment to the customer provided no significant obligations remain and collection of the receivable is probable. Upon shipment, we provide for estimated product returns and discounts.

     We maintain an allowance for doubtful accounts for estimated bad debts. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances might be required.

     Inventories are recorded at the lower of cost or market on a first-in, first-out basis. On an ongoing basis, we review for estimated obsolete or excess inventories and write down our inventories to their estimated net realizable value based upon our projections of future product demand and product lifecycle and product development plans. These write downs are reflected in our cost of revenue. Actual product demand may differ from our projections, in which case we may have understated or overstated the provision for excess and obsolete inventory, which would have an impact on our operating results.

     We generally warrant our products for a specific period of time, usually one year, against material defects. We provide for the estimated future costs of warranty obligations in costs of goods sold when the related revenue is recognized. The accrued warranty costs represent our best estimate at the time of sale of the total costs that we will incur to repair or replace product parts, which fail while still under warranty. The amount of accrued estimated warranty costs is primarily based on historical experience as to product failures as well as current information on repair costs. Actual warranty costs could differ from the estimate amounts. On a quarterly basis, we review the accrued balances and update the historical warranty cost trends. If we were required to accrue additional warranty cost in the future, it would negatively affect operating results.

     The carrying value of our deferred tax assets are dependent upon our ability to generate sufficient future taxable income in certain tax jurisdictions. Should we determine that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to income in the period such determination was made. Currently, our deferred tax assets are fully reserved.

                                    BUSINESS

Introduction

     We were formed as a result of a merger and plan of reorganization (the "Merger") between Zowcom, Inc. ("Zowcom") and Procera Networks, Inc., a Delaware corporation ("PNI"). On October 16, 2003, PNI merged into Zowcom in a stock-for-stock transaction. In the Merger, Zowcom issued 19,617,947 shares of its restricted common stock and warrants to purchase 1,705,000 shares of its restricted common stock to the stockholders of PNI in exchange for 100% of PNI's issued and outstanding shares of common stock and warrants. In addition, Zowcom's management, which held 6,000,000 shares of Zowcom's restricted common stock, tendered all of their shares for redemption in exchange for aggregate cash consideration of $88,000, or $0.0147 per share.

     As a result of the Merger, Zowcom continued as the surviving corporation and the stockholders of PNI became stockholders of Zowcom. The stockholders of Zowcom prior to the Merger owned approximately 7.6% of the issued and outstanding shares of Zowcom common stock after the Merger. If all Zowcom warrants acquired pursuant to the Merger were exercised, the stockholders of Zowcom would own approximately 7% of the issued and outstanding shares of Zowcom common stock. The stockholders of PNI prior to the Merger owned approximately 92.4% of the issued and outstanding shares of Zowcom common stock after the Merger. If all Zowcom warrants acquired pursuant to the Merger were exercised, the stockholders of PNI would own approximately 93% of the issued and outstanding shares of Zowcom common stock.

     Pursuant to the Merger, Zowcom assumed PNI's operations and business plan and changed its name to Procera Networks, Inc.

Industry  Background

     We operate in the switching and routing industry. This industry includes all software and hardware devices that control how, when and where voice, data and video is transmitted and received. The industry is based upon large, sophisticated communications networks operated by large telecommunications companies. Large, medium and small sized enterprises utilize these communications networks by linking their internal computer and communications networks to these larger telecommunications networks. We sell our products to small, medium and large sized enterprises, OEMs, VARs and system integrators that (i) seek to optimize the speed of their networks; (ii) seek to increase efficiency of their networks and work force; and (iii) reduce the costs and legal liability exposure associated with computer networks by managing the communications entering and leaving the computer networks.

     With the rapid proliferation of information and the explosive growth of the Internet, the need for larger and more sophisticated computer networks has increased dramatically over the past ten years. As the need for larger and more sophisticated computer networks has grown, so has the cost of (i) the hardware and software operating the network; (ii) the software applications used by businesses; and (iii) the routers and switches necessary to manage and direct the incoming and outgoing data, voice and video traffic. Network users are demanding a solution that allows them to make better use of their computer network assets and improve the quality of service ("QoS") for each computer network use as opposed to constantly increasing bandwidth and purchasing larger more expensive switches and routers to manage the increasing volume and complexity of computer network traffic.

     Additionally, in today's work environment a significant amount of computer network usage is unrelated to the business of the employer. Employees play video games, buy and sell stocks, visit gambling websites, view pornography, check their personal e-mail and use their employer's computer network for many other purposes unrelated to their employment or the business of their employer. This can slow down the entire network of the employer.

The  Procera  Networks  Solution

     We are a hardware and software development company that has developed the first hardware-based, scalable, Layer 7 switching and network management system that operates at full wire speed, enabling the full Layer 7 packet processing to be integrated with switching and routing without materially degrading network speed or latency. In short, our products enable the computer network to manage information in a more sophisticated manner thereby increasing employee and computer network efficiency and substantially reducing the costs of network expansion. Our hardware solution presents an affordable opportunity for medium and small sized enterprises to more efficiently manage their networks on an individual, end-user basis in order to: (i) increase efficiency of the computer network, (ii) eliminate legal liability issues stemming from employees' use of company-provided computer network for non-business purposes such as downloading pornography or computer viruses, and (iii) simplify the increasing demands on corporations to comply with new laws regarding data storage and email archiving.

     Historically, computer network managers have relied on Layer 2 and Layer 3 switches to control the network activity based on certain limited protocols. They are only switches for the entire network, however, and do not allow the network manager to control the activity from one end user to the next. Layer 2 and Layer 3 switches force network managers to choose a set of protocols for an entire network, regardless of the individual needs of the end users. For example, the computer network access needs for accounting personnel and the company's fleet mechanics are significantly different. Layer 2 and Layer 3 switches do not allow a company network manager to optimize the use of the company's computer network by prioritizing and customizing access of employees in these two groups.

     While Layer 2 and Layer 3 switches are broadly available and, generally thought of as a commodity, Layer 7 content-based switching and network management is in the early stages of deployment and poses significant technical challenges. We believe that over the next several years, Layer 7 content-based switching and network management will proliferate within private enterprise and public networks in both the wireline and wireless networks. By establishing an early technological lead we may be positioned to capitalize on this anticipated market growth.

     We have developed a proprietary hardware platform that is based largely on standard, off the shelf components (such as PHY, MAC, Switch Fabric, MPU). We believe that this approach is much simpler, more flexible, and costs less than most competing approaches. Most competing approaches are typically based on one or more high density Application Specific Integrated Circuit ("ASIC") devices, which are custom made and have a fixed function that cannot be modified. ASIC devices have 12-18 month design cycles and production cycles and require lengthy redesign to modify platform features and performance. We have developed proprietary software to run on our hardware platform that provides a differentiated Layer 7 switching and network management solution.

     The solution to this problem of efficient network management is the smart routing Layer 7 switch. This device can become an indispensable component of the enterprise or service provider network infrastructure by increasing performance, security, availability and scalability at the software application level. These Layer 7 switches have broad applications in large markets and are projected to proliferate in wireline and wireless uses within private enterprise and public networks.

     Our hardware and software development started in mid-2000 as a part of Milan Technology ("Milan"), an operating division of Digi International, Inc. ("Digi"). In March 2002, Digi completed the sale of its Milan division, opting to spin out the PNI product line into a separate corporation.

     Under the leadership of Douglas Glader, Digi's former Chief Operating Officer, coupled with some initial support from Digi, a core team of 23 individuals left Milan to create PNI. On September 19, 2003, PNI purchased all intellectual property previously owned by Digi. See "BUSINESS - Intellectual Property".

Our  Products


     We are currently shipping MLS-XP switches with Layer 7 software for security (content control), quality of service ("QoS") (packet shaping), flow metering and routing. A feature enhancement software release for MLS-XP, version 4.0, was released in the first quarter of 2004. We have decided that the new RDS switch platform that was in development for the second quarter of 2004 will actually be an enhanced and repackaged MLS-XP switch that we plan to reposition as the OptimIP 2402 network secure content management platform with flexible software modules (any combination of software modules can be installed).

     Additional products that were in design, such as a Network Attached Storage
(NAS) content controller that was planned to be completed by the second quarter of 2004, and a wireless controller with unique security features which was scheduled for release in the fourth quarter of 2004, have also been repositioned to coincide and complement the OptimIP 2402 platform and any further hardware or software that we may develop.

     If we successfully establish ourselves in our initial target markets of small and mid-size companies, we plan to introduce additional products which target other applications, including storage, archiving, logging and other server-based applications. Building upon the solid foundation of our existing technology and designs, our product additional line is intended to deliver scalability and possibly an increase over the current market leaders' speedWe are no longer presently designing a variety of form factors and interfaces (such as OC-3/12/48/VC, T1, DSL, 10G Ethernet) that are suitable for the large enterprise and carrier markets in order to focus our resources on the above-mentioned OptimIP 2402 platform and any further hardware or software that we may develop. We are also no longer tailoring our firmware for a variety of OEM customers and partners for this same reason.

Applications  of  Our  Technology

     Our technology can be applied to a wide range of data switching and management applications, but we are initially focusing on two applications that we believe offer significant near term revenue opportunity: Network Attached Storage (NAS) and e-mail/message archiving for both wire-line and wireless networks.

     NAS is a rapidly growing market that is both competing with, and complementary to Storage Area Networks (SAN), as businesses, universities, and government agencies strive to store and manage an increasing volume of information. Our technology improves the performance of NAS devices, improves the security of NAS traffic, and lowers the total cost of the NAS solution, making NAS a highly attractive solution compared to expensive and complex SAN installations.

     E-mail and message archiving is a specific storage application that has quickly emerged as a critical need. In addition to conventional e-mail traffic, instant messages (IMs), SMS/MMS cellular text messages, and wireless e-mail, e-mail and message archiving may need to be monitored and properly indexed and archived. Our technology provides a scalable, high performance e-mail and message archiving solution that can be installed in both wire-line and wireless LANs and WANs, as well as in cellular telephone networks. Furthermore, our technology enables the control, monitoring, and archiving of any message type regardless of source or transport method. Current e-mail archiving solutions are typically limited to standard e-mail traffic passing through a company's e-mail server, and cannot effectively archive other types of messages.

Distribution  Methods

     We currently sell our products directly as well as through distributors and resellers. We plan to pursue OEM agreements and partnerships to deliver our technology to the marketplace. Recognizing the difficulty in attacking large entrenched competitors in the network switch/router market, we will position our products as application-specific network appliances that enhance and extend the capabilities of existing storage, switching and transmission equipment in network installations. We believe we can generate revenue growth and help our OEM partners differentiate their network and storage solutions from competition. We have established relationships with several major OEM's that may provide significant revenue opportunities within the next 6-12 months.

Competition

     The Layer 2 and Layer 3 switching categories already have clearly established brand leaders such as Cisco Systems, Inc., Foundry Networks and Extreme Networks, Inc. The Layer 2-3 switch market is becoming commoditized. The Layer 7 space remains open for new companies with superior products and performance to establish themselves as market leading players.

     Our Layer 7 switch applications are different from other Layer 7 switch applications. Companies like Cisco Systems, Inc., Extreme Networks, Inc., Foundry Networks, Inc., and Alteon (a division of Nortel) provide Layer 7 server load balancing for data centers environments. Server load balancing switches distribute web requests across multiple servers and supply Layer 2-3 switches with some limited Layer 7 capability. Procera's Layer 7 application switches are used for applications such as security (disallowing certain types of traffic), rate limiting, QoS (prioritizing traffic) and surveillance (monitoring and archiving of email, instant messaging). However, no current competitor provides a hardware-based Layer 7 product that performs all of these applications entirely at wire-speed. This distinction may open up a variety of customers and markets to us, such as the NAS controller, message archiving and wireless markets, where the inherent performance limitations and additional overhead of processor-based Layer 7 solutions are unacceptable.

     There are QoS appliance companies who offer non-wire-speed, processor-based, WAN-facing devices that control, prioritize, monitor and report on bandwidth usage. Packeteer, Inc. offers a range of products that sell for significantly more than Procera's products. Packeteer's products typically have 2 or 3 ports that operate between a company's firewall and the local area network to provide quality of service functionality. Our MLS-XP has 26 ports and performs all Layer 7 applications at wire-speed on all ports.

Manufacturing

     We presently outsource the manufacturing of our products to Delta Networks, located in the People's Republic of China. By outsourcing such manufacturing to China, we can take advantage of low labor rates existing in China and keep our own overhead low.

Intellectual  Property

     PNI's development team designed and delivered the industry's first Layer 7 switching and network management product, and in May 2002 filed a patent application with the U.S. Patent and Trademark Office. A second patent application was filed in August 2002 and a third was filed in January 2004. We have filed three patent applications with a total of 126 claims, covering a number of very important ideas and concepts. For example, one of our patents has a claim protecting the starting and stopping of policies and network instructions based upon time including the minute, hour, day, month or year. The patent also contains a claim that protects "packet shaping policies" such as determining which software applications have priority on the computer network and thereby will load and operate faster than others of lesser priority. The patent also protects the process of establishing network policies based upon an analysis of the computer network's traffic and usage. For example, our product can instruct the network to add information, track information, delete information or perform other functions based upon the nature of the particular data entering or leaving the computer network.

     We currently require all employees to sign confidentiality agreements as well as proprietary information and inventions agreements.

Employees

     As of May 25, 2004, we employed 20 people, of which 8 were employed in engineering, 5 in operations, 3 in sales and marketing, and 4 in management and administration. None of our employees are members of a labor union. We believe that relations with our employees are good.

Properties

     Our headquarters are located at 3175 South Winchester Boulevard, Campbell, California, 95008. We have a twelve-month lease through June 30, 2004 and the rent is $6,832 per month for 4,532 square feet. We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required.

Legal  Proceedings

     None.

                                   MANAGEMENT

Directors, Executive Officers And Key Employees

     The following table sets forth certain information regarding our directors, executive officers and certain key employees as of May 25, 2004:

Name                              Age                  Position
Douglas J. Glader                  60  President, Chief Executive Officer and a
                                       Director
Jay Zerfoss                        69  Chief Financial Officer and Secretary
Anil Sahai                         44  Chief Technology Officer
Greg Dewing                        48  Vice President of Sales
Magnus Hansen                      58  Vice President of Engineering
John McQuade                       57  Director of Operations and Support
Patrick Wong                       41  Director of Product Management and
                                       Marketing


                                       22

Eric McAfee                        41  Director
Scott McClendon                    64  Director
Thomas Saponas                     55  Director
Tom Williams                       65  Director

     DOUGLAS J. GLADER has served as our President and Chief Executive Officer and as a member of our Board of Directors since the October 2003 merger. He served as President and Chief Executive Officer of PNI since founding PNI in May 2002. Prior to founding PNI, Mr. Glader served from 1996 to 2002 in key senior executive positions at Digi International, Inc., including Executive Vice President, Chief Operating Officer, Senior Vice President of Worldwide Manufacturing and Operations, and General Manager of Milan Technology, Digi's LAN products division. Mr. Glader has more than 27 years of experience in general management with firms such as Memorex, Measurex Corporation, Altus Corporation and Direct Incorporated, all located in the San Francisco Bay Area. In addition to co-founding Greyhawk Systems, Inc., a manufacturer of electronic imaging hardware and software, Mr. Glader has managed manufacturing operations in Belgium, Ireland, Mexico and the Pacific Rim. Mr. Glader serves on the board of directors of Uromedica, a privately held company in Plymouth, Minnesota.

     JAY ZERFOSS has served as our Chief Financial Officer and Secretary since the October 2003 merger. He served as the Chief Financial Officer and Secretary of PNI from May 2002 to October 2003. Mr. Zerfoss is an accomplished CPA with extensive experience as a Controller, Treasurer, Director of Finance, Vice President of Finance and Administration, and CFO for a variety of organizations. His areas of expertise include start-up high technology manufacturing companies with national and global concerns, rendering board of directors reporting, financial statement preparation, cash management reporting, planning and budgeting, policies and internal controls, attorney, auditor, and banking relationships. Prior to joining PNI, Mr. Zerfoss was Director of Finance at InnoWave Broadband Inc. from January 1998 until November 2001. From November 2001 until May 2002, Mr. Zerfoss was an independent financial consultant.

     ANIL SAHAI has served as our Chief Technology Officer since March 2004. From 1990 until 1994, Dr. Sahai was a core member of the engineering team at Amdahl which architected one of the first Redundant Array of Independent Drives ("RAID") products for mainframes using Small Computer System Interface ("SCSI") drives and Enterprise Systems Connection ("ESCON") channels. From 1997 until 1999 at Compaq Corporation Dr. Sahai managed the team that was responsible for the performance architecture of NT servers and SAN line of products based on Servernet technologies. In June 2000, Dr. Sahai founded Ezyte, Inc. whose assets he sold to Procera in May 2004. He has a PhD in computer science with specialization in packet switching architecture from University of California, Santa Cruz, and a Masters from Sloan at MIT with specialization in new product development and international corporate strategies. Dr. Sahai has published technical papers in many journals, and presented seminars at various conferences, tradeshows and universities all over the world in the areas of high performance packet switching, storage architecture, wireless Internet architectures, system performance modeling, and international corporate strategies.

     GREG DEWING has served as our Vice President of Sales since the October 2003 merger. He served as Vice President of Sales of PNI from November 2002 to October 2003. Mr. Dewing is a senior sales executive with more than 19 years of experience in OEM, end user and VAR partnerships. Prior to joining PNI, Mr. Dewing was with Network Peripherals Inc. from December 1998 until July 2002, where he led the OEM sales efforts for North America, Europe and Asia Pacific. Mr. Dewing took a sabbatical prior to joining PNI.

     MAGNUS HANSEN has served as our Vice President of Engineering since the October 2003 merger. He served as Vice President of Engineering of PNI from May 2002 to October 2003. Mr. Hansen is a senior executive with extensive experience in software, optical, electrical, and mechanical engineering. His management experience includes more than 27 years leading development and design teams at a variety of organizations in the Silicon Valley area. Prior to joining PNI, Mr. Hansen was Director of Technology at Milan Technology from June 1996 until May 2002.

     JOHN A. MCQUADE has served as our Director of Operations and Support since the October 2003 merger. He served as Director of Operations and Support for PNI from May 2002 to October 2003. Mr. McQuade is a senior executive with 25 years of high-tech operations, quality and technical support experience, including expatriate positions in Asia and Europe. He worked with Digi from November 1992 to May 2002 as the Director of Customer Service and Technical Support in Sunnyvale on the General Manager's staff.

     PATRICK WONG has served as our Director of Product Management and Marketing since the October 2003 merger. He served as Director of Product Management and marketing of PNI from July 2003 to October 2003. Mr. Wong has over 18 years experience in marketing, business development, IT, engineering and management. His industry experience spans networking, software development, security and optical networking. He worked as the Sales and Marketing Manager at Finisar Corp. from April 1998 until August 2000. From August 2000 until March 2002 he was the Director of Product Marketing at Nexgi Systems Corp.

     ERIC A. MCAFEE has served as a member of our Board of Directors since the October 2003 merger. He served as a Director of PNI from May 2002 to October 2003. Mr. McAfee is a principal at Berg McAfee Companies and Cagan McAfee Capital Partners, two financial advisory firms that assist small companies with finding funding sources. Mr. McAfee is a Silicon Valley venture capitalist with investments in more than 25 Internet, software and telecommunications companies. Mr. McAfee has co-founded five technology companies, including: NetStream; MindArrow; Global Digital, an Internet software company with 210 newspaper customers; NewMedia; and the predecessor to IQ Biometrix, a provider of security software for 5,000 police departments. Mr. McAfee was selected to serve on the George W. Bush Information Technology National Advisory Board, and is a graduate of the Stanford Graduate School of Business Executive Program.

     SCOTT MCCLENDON has served as a member of our Board of Directors since March 1, 2004. Mr. McClendon served as the President and Chief Executive Officer of Overland Storage, Inc. (NASDAQ: OVRL) from October 1991 to March 2001, when he was named Chairman, and was an officer and employee until June 2001. He was employed by Hewlett-Packard Company, a global manufacturer of computing, communications and measurement products and services, for over 32 years in various positions in engineering, manufacturing, sales and marketing. He last served as the General Manager of the San Diego Technical Graphics Division and Site Manager of Hewlett-Packard in San Diego, California. Mr. McClendon is a director of SpaceDev, Inc., an aerospace development company. Mr. McClendon has a BSEE and MSEE from Stanford University.

     THOMAS SAPONAS has served as a member of our Board of Directors since April 1, 2004. Mr. Saponas served as the Senior Vice President and Chief Technology Officer of Agilent Technologies, Inc. (NASDAQ: A) from August 1999 until he retired in October 2003. Prior to being named Chief Technology Officer, from June 1998 to April 1999, Mr. Saponas was Vice President and General Manager of Hewlett-Packard's Electronic Instruments Group. Mr. Saponas has held a number of positions since the time he joined Hewlett-Packard. Mr. Saponas served as General Manager of the Lake Stevens Division from August 1997 to June 1998 and
General  Manager  of  the  Colorado  Springs Division from August 1989 to August
1997. In 1986, he was a White House Fellow in Washington, D.C. Mr. Saponas has a BSEE/CS (Electrical Engineering and Computer Science) and an MSEE from the University of Colorado. Mr. Saponas is on the Board of Directors of The
University of Colorado Foundation and on the Board of Directors of the El Paso County Red Cross Organization.

     TOM WILLIAMS has served as a member of our Board of Directors since the October 2003 merger. He served as a Director of PNI from May 2002 to October 2003. Mr. Williams has 20 years' experience as CFO and General Counsel in start-up and medium-sized venture capital-backed technology companies. Mr. Williams' early years were spent with IBM and Shell Oil Company in engineering and legal positions. In 1971, Mr. Williams joined the management team of Measurex Corp., a process control start-up, responsible for engineering project budgeting and patent matters as the company grew from $4 million to $50 million in revenues. In 1976, Mr. Williams and two partners took over management of Altus Corporation, guided the company through bankruptcy and raised venture capital. From 1984 though 1993, Mr. Williams was CFO and General Counsel for Greyhawk Systems, an innovator in high-resolution electronic imaging, which was sold in 1993. From 1993 to 1997, Mr. Williams was in the private practice of law. In 1997 he was appointed as CFO of IC WORKS, Inc., a venture capital-backed semiconductor company, on an interim basis to guide a financial turnaround. Within six months, the company was brought from near bankruptcy to a cash positive position, which allowed the company to be sold in 1998 for more than $100 million. Since 1999, Mr. Williams has been CFO at Bandwidth9, a company developing tunable lasers for the fiber optics industry. Mr. Williams holds a B.S. degree in electrical engineering, and a law degree from the University of Minnesota and a M.B.A. from the University of California at Berkeley. He is a member of the California, New York (inactive), Federal and Patent bars.

     Our executive officers are elected by the Board of Directors on an annual basis and serve at the discretion of the Board of Directors, subject to the terms of any employment agreements with us, until their successors have been duly elected and qualified or until their earlier resignation or removal. There are no family relationships between any directors and executive officers.

Board  Committees

     We currently have two committees of our Board of Directors: the Audit Committee and the Compensation Committee.

     The Compensation Committee determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The Compensation Committee also administers our stock option plan. There are currently two members of the Compensation Committee, Messrs. McAfee and Williams. Mr. Glader, our Chief Executive Officer, participated in deliberations of the Board of Directors relating to his compensation.

     The Audit Committee reviews, acts on and reports to the Board of Directors regarding various auditing and accounting matters, including the selection of our independent auditors, the monitoring of the rotation of the partners of the independent auditors, the review of our financial statements, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. There are currently two members of the Audit Committee, Messrs. Williams and McClendon.

Directors'  Compensation

     Directors who are also our employees receive no additional compensation for serving on the Board. We reimburse non-employee Directors for all travel and other expenses incurred in connection with attending meetings of the Board of Directors. Our Directors who are also employees may participate in other incentive plans described under "Executive Compensation."

Executive  Compensation

     The following table sets forth all compensation paid in respect of the individuals who served, during the year ended December 28, 2003, as our Chief Executive Officer and the next five mostly highly compensated executive officers of the (collectively the "NAMED EXECUTIVE OFFICERS") whose total salary and bonus was in excess of $100,000 per annum. Except as listed below, there are no bonuses, other annual compensation, restricted stock awards or stock options/SARS or any other compensation paid to executive officers.

----------------------------------------------------------------------------
   Name and principal      Year             Annual compensation
                                   -----------------------------------------
        position                   Salary ($)   Bonus ($)    Other annual
                                                           compensation ($)

          (a)               (b)         (c)        (d)           (e)
----------------------------------------------------------------------------
Douglas J. Glader, CEO      2003   $   222,203          0                 0
----------------------------------------------------------------------------
                            2002   $    63,928
----------------------------------------------------------------------------
Jay Zerfoss, CFO            2003   $    94,746          0                 0
----------------------------------------------------------------------------
                            2002   $    50,329
----------------------------------------------------------------------------
Magnus Hansen               2003   $    58,157          0                 0
----------------------------------------------------------------------------
                            2002   $    29,416
----------------------------------------------------------------------------
Patrick Wong                2003   $    51,154          0                 0
----------------------------------------------------------------------------
                            2002   $         0
----------------------------------------------------------------------------
John McQuade                2003   $    63,735          0                 0
----------------------------------------------------------------------------
                            2002   $    25,860
----------------------------------------------------------------------------
Gregory Dewing              2003   $    53,217          0                 0
----------------------------------------------------------------------------
                            2002   $     2,340
----------------------------------------------------------------------------
Dan Spaulding, CEO       2003 (2)            0          0                 0
----------------------------------------------------------------------------
                            2002             0          0  $         200 (3)
----------------------------------------------------------------------------

(1) Mr. Glader's employment letter, a copy of which is filed as an exhibit to this prospectus, provides that he receive his then current base salary for an additional 18 months in the event that he is terminated without cause. There are no other severance provisions.
(2) Mr. Spaulding resigned from all positions that he held with Zowcom, effective October 17, 2003 pursuant to the merger with PNI.
(3) Mr. Spaulding was issued 200,000 shares of the Company's common stock with a fair market value of $200 for services rendered as a promoter in 2002.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Frank Drechsler was issued 5,000,000 shares of our common stock in July 2002 in exchange for his services as our promoter. The value of the services performed by Mr. Drechsler was approximately $5,000. Marc Seely was issued 800,000 shares of our common stock in July 2002 in exchange for his services as our promoter. The value of the services performed by Mr. Seely was approximately $800. Dan Spaulding was issued 200,000 shares of our common stock in July 2002 in exchange for his services as our promoter. The value of the services performed by Mr. Spaulding was approximately $200.

     Eric McAfee received rights to purchase 1,200,000 shares of common stock for his services as a financial advisor to the Company from May 1, 2002 through October 31, 2002. Eric McAfee then assigned the rights to Berg McAfee Companies, which is owned in equal parts by Eric McAfee and Clyde Berg. Eric McAfee purchased 600,000 shares of common stock at $0.001 per share in August 2003.

     Cagan McAfee Capital Partners ("CMCP") received rights to purchase 2,000,000 shares of common stock for its services as a finder in our December 2003 private placement. Eric McAfee, as an owner of CMCP purchased 665,000 shares at $0.001 per share in August 2003.

     Douglas J. Glader and Gregory Dewing have employment letters with the Company discussed elsewhere in this prospectus and included as exhibits hereto.

     We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions with affiliated persons be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of May 17, 2004 and as adjusted to reflect the sale of our common stock offered by this prospectus, by
(i) all persons who are known to us to be beneficial owners of five percent or more of the common shares, (ii) each of our Directors, (iii) the Named Executive Officers named in the Executive Compensation section of this prospectus and (iv) all current Directors and executive officers as a group.

Name and Address of Beneficial   Shares Beneficially   Percent of Class     Percent of Class
            Owner                       Owned         Beneficially Owned   Beneficially Owned
                                                        Before Offering      After Offering
Douglas Glader (1)                  4,271,754 shares                17.7%                17.7%

Gregory Dewing                        450,510 shares                 1.9%                 1.9%

Magnus Hansen                         675,232 shares                 2.8%                 2.8%

Jay Zerfoss                           680,318 shares                 2.8%                 2.8%

John A. McQuade                       656,086 shares                 2.7%                 2.7%

Anil Sahai (2)                        575,000 shares                 2.4%                 2.4%

Patrick Wong (3)                      250,000 shares                   1%                   1%

Thomas Williams (4)                   108,000 shares                   *                    *
46410 Fremont Blvd.
Fremont, CA 94538

Eric McAfee (5) (6)                 1,300,940 shares                 5.4%                 5.4%
10600 N. De Anza Blvd.,
Suite 250
Cupertino, CA 95014

Scott McClendon (7)                    14,000 shares                   *                    *


                                       27

Thomas Saponas                              0 shares                   *                    *

John Minnis Trust                   1,232,959 shares                 5.1%                 5.1%
1781 Pinehurst Court
Milpitas, CA 95035

Clyde Berg (5) (8)                  1,292,940 shares                 5.4%                 5.4%
3175 S. Winchester Blvd.
10600 N. De Anza Blvd.,
Suite 250
Cupertino, CA 95014

All officers and directors          8,981,840 shares                37.3%
as a group (eleven persons)

* indicates less than 1%
(1) Douglas Glader, who owns 4,148,970 shares of Procera's common stock, is the father of Eric Glader, who owns 122,784 shares of Procera's common stock.
(2) Shares beneficially owned by Anil Sahai include options to purchase 575,000 shares of Procera's common stock at $1.50 per share that are exercisable in whole or in part within 60 days of May 25, 2004.
(3) Patrick Wong has a stock purchase right to purchase 250,000 shares of Procera's common stock at $0.075 per share.
(4) Shares beneficially owned by Thomas Williams include options to purchase 8,000 shares of Procera's common stock at $3.35 per share that are exercisable in whole or in part within 60 days of May 25, 2004.
(5) Eric McAfee owns 832,500 shares of Procera's common stock as an individual. Mr. McAfee's children also own 100,00 shares of Procera's common stock. Shares beneficially owned by Mr. McAfee include options to purchase 8,000 shares of Procera's common stock at $3.35 per share that are exercisable in whole or in part within 60 days of May 25, 2004.
(6) Berg McAfee Companies owns 720,880 shares of Procera's common stock and is owned in equal shares by Eric McAfee and Clyde Berg. Therefore, Eric McAfee is the beneficial owner of 50%, or 360,440 of those shares, and Clyde Berg is the beneficial owner of 50%, or 360,440 of those shares.
(7) Shares beneficially owned by Scott McClendon include options to purchase 14,000 shares of Procera's common stock at $3.35 per share that are exercisable in whole or in part within 60 days of May 25, 2004.
(8) Clyde Berg is the owner of 932,500 shares of Procera's common stock as an individual.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Common shares subject to options or warrants that are currently exercisable or exercisable within 60 days of May 24, 2004 are deemed to be outstanding and to be beneficially owned by the person or group holding such options or warrants for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise indicated, the address for each of the individuals listed in the table is care of Procera Networks, Inc., 3175 South Winchester Boulevard, Campbell, California 95008. Unless otherwise indicated by footnote, the persons named in the table have sole voting and sole investment power with respect to all common shares shown as beneficially owned by them, subject to applicable community property laws. Percentage of beneficial ownership is based on 24,084,406 shares of our common stock outstanding as of May 24, 2004.

                              SELLING STOCKHOLDERS

     We have prepared this prospectus to allow the selling stockholders or their pledgees, donees, transferees or other successors in interest, to sell up to 1,696,438 shares of our common stock, 250,000 of which they have acquired and 1,446,438 of which they may acquire through the exercise of warrants. All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts. The selling stockholders are investors from our December 2003 private placement and Linden Growth Capital, who purchased a convertible note in December 2003 and restricted common stock in May 2004.

     In December 2003, we completed a brokered private placement of 2,172,500 shares of common stock and warrants to purchase 1,086,250 shares of common stock with thirteen institutional investors (the "December Investors"). We raised a total of $4,345,000 in the placement, $2,172,500 in December 2003 and $2,172,500 in May 2004. Warrants to purchase an additional 1,086,250 shares of common stock were issued to the December Investors in April 2004. The warrants are exercisable, in whole or in part, for $2.00 per share and expire on April 26, 2005. In addition, warrants were also issued to three selling stockholders, C.K. Cooper & Company, Instream Partners and Mr. Shai Stern, who helped to find purchasers for our December 2003 private placement (the "December Finders"). Each December Investor and Finder, completed a warrant agreement, the form of which is filed as an exhibit to this registration statement, and represented to us that they were accredited investors purchasing the shares for their own account. The December Investors and Finders also received registration rights with respect to the 1,196,438 shares to be issued pursuant to the warrants, and this registration statement satisfies our obligations.

     In May 2004, we completed a private placement of 250,000 shares of common stock for $2.00 per share and warrants to purchase 250,000 shares of common stock with Linden Growth Partners ("Linden Growth"). The warrants are exercisable, in whole or in part, for $2.00 per share, and expire two years after the date on which the Securities and Exchange Commission declares this registration statement effective ("Effective Date"). Linden Growth completed a subscription agreement and a warrant agreement, forms of which are filed as exhibits to this registration statement, and represented to us that they were accredited investors purchasing the shares for their own account. Linden Growth also received registration rights with respect to the 250,000 shares sold and the 250,000 shares to be issued pursuant to the warrants, and this registration statement satisfies our obligations.

---------------------------------------------------------------------------------------------------------------------
                                                 Beneficial Ownership of         Number of     Beneficial Ownership
                                                  Common Shares Prior to        Shares to be     of Common Shares
                                                      the Offering               Sold Under     After the Offering
------------------------------------------------------------------------------      This      -----------------------
Selling Stockholder                               Number of        Percent of    Prospectus   Number of   Percent of
                                                    Shares           Class                      Shares       Class

---------------------------------------------------------------------------------------------------------------------
Paul Coviello*                                   790,334    (10)          3.2%       500,000     290,334         1.2%
---------------------------------------------------------------------------------------------------------------------
Linden Growth Partners*                          784,209    (10)          3.2%       500,000     284,209         1.2%
---------------------------------------------------------------------------------------------------------------------
Michael Finkelstein                              610,100  (1)(2)          2.5%       167,500     442,600         1.8%
---------------------------------------------------------------------------------------------------------------------
Bhavesh Singh                                    610,100  (1)(2)          2.5%       167,500     442,600         1.8%
---------------------------------------------------------------------------------------------------------------------
Mark Nordlicht                                   400,000  (3)(4)          1.6%       125,000     275,000         1.1%
---------------------------------------------------------------------------------------------------------------------
Platinum Partners Value Arbitrage Fund LP        300,000     (4)            1%       125,000     175,000          --
---------------------------------------------------------------------------------------------------------------------
Castle Creek Technology Partners LLC*            500,000     (5)          2.1%       125,000     375,000         1.5%
---------------------------------------------------------------------------------------------------------------------
Daniel Asher                                     500,000     (5)          2.1%       125,000     375,000         1.5%
---------------------------------------------------------------------------------------------------------------------
Capital Ventures International*                  200,300     (6)           --        125,000      75,300          --
---------------------------------------------------------------------------------------------------------------------
Heights Capital Management                       200,300     (6)           --        125,000      75,300          --
---------------------------------------------------------------------------------------------------------------------
Martin Kobinger                                  200,300     (6)           --        125,000      75,300          --
---------------------------------------------------------------------------------------------------------------------


                                       29

---------------------------------------------------------------------------------------------------------------------
Gamma Opportunity Capital Partners, Inc.         375,000     (7)          1.5%       125,000     250,000           1%
---------------------------------------------------------------------------------------------------------------------
Jonathan P. Knight                               375,000     (7)          1.5%       125,000     250,000           1%
---------------------------------------------------------------------------------------------------------------------
Alpha Capital AG                                 482,200     (8)            2%       125,000     357,200         1.5%
---------------------------------------------------------------------------------------------------------------------
Konrad Ackerman                                  482,200     (8)            2%       125,000     357,200         1.5%
---------------------------------------------------------------------------------------------------------------------
Stonestreet LP*                                  414,000     (2)          1.7%       125,000     289,000         1.2%
---------------------------------------------------------------------------------------------------------------------
Professional Traders Fund, LLC                   187,500     (9)           --         93,750      93,750          --
---------------------------------------------------------------------------------------------------------------------
Marc Swickie                                     187,500     (9)           --         93,750      93,750          --
---------------------------------------------------------------------------------------------------------------------
Howard Boyer                                     187,500     (9)           --         93,750      93,750          --
---------------------------------------------------------------------------------------------------------------------
First Mirage, Inc.                               250,000    (11)            1%        62,500     187,500          --
---------------------------------------------------------------------------------------------------------------------
David Rapaport                                   250,000    (11)            1%        62,500     187,500          --
---------------------------------------------------------------------------------------------------------------------
Fred A. Brasch                                   250,000    (11)            1%        62,500     187,500          --
---------------------------------------------------------------------------------------------------------------------
Greenwich Growth Fund Ltd.                       150,000    (12)           --         50,000     100,000          --
---------------------------------------------------------------------------------------------------------------------
Chris Harrop                                     150,000    (12)           --         50,000     100,000          --
---------------------------------------------------------------------------------------------------------------------
Elisabeth Leonard                                150,000    (12)           --         50,000     100,000          --
---------------------------------------------------------------------------------------------------------------------
Whalehaven Fund Ltd.                             110,100     (1)           --         42,500      67,600          --
---------------------------------------------------------------------------------------------------------------------
Platinum Partners Global Macro Fund              150,000     (4)           --         37,500     112,500          --
---------------------------------------------------------------------------------------------------------------------
Ira M. Leventhal                                 100,000    (13)           --         25,000      75,000          --
---------------------------------------------------------------------------------------------------------------------
OTAPE Investments LLC                            100,000    (13)           --         25,000      75,000          --
---------------------------------------------------------------------------------------------------------------------
Ethan Benovitz                                    80,209    (14)           --         25,000      55,209          --
---------------------------------------------------------------------------------------------------------------------
Jaime Hartman                                     80,209    (14)           --         25,000      55,209          --
---------------------------------------------------------------------------------------------------------------------
Daniel Saks                                       80,209    (14)           --         25,000      55,209          --
---------------------------------------------------------------------------------------------------------------------
WEC Partners LLC                                  80,209    (14)           --         25,000      55,209          --
---------------------------------------------------------------------------------------------------------------------
C.K. Cooper & Company*                            94,876    (15)           --         47,438      47,438          --
---------------------------------------------------------------------------------------------------------------------
Alexander Montano                                 94,876    (15)           --         47,438      47,438          --
---------------------------------------------------------------------------------------------------------------------
Instream Partners*                               108,000    (16)           --         44,000      64,000          --
---------------------------------------------------------------------------------------------------------------------
Christopher Allick                               108,000    (16)           --         44,000      64,000          --
---------------------------------------------------------------------------------------------------------------------
Shai Stern                                        37,500    (17)           --         18,750      18,750          --
---------------------------------------------------------------------------------------------------------------------
TOTAL**                                                                            1,696,438
---------------------------------------------------------------------------------------------------------------------

--  Less  than  one  percent.
* Denotes a selling stockholder who is a registered broker-dealer or is an affiliate of broker-dealers. All affiliates of broker-dealers acquired the shares in the ordinary course of business and at the time of the acquisition they had no plans or proposals, directly or with any other person to distribute the shares.
** The total number of shares excludes those shares being registered listed above that are beneficially owned by controlling persons of entities.
(1) Shares beneficially owned by Whalehaven Fund Ltd. include warrants to purchase up to 85,000 shares of our common stock which may be exercised in whole or in part within 60 days of May 15, 2004. Mr. Michael Finkelstein and Mr. Bhavesh Singh have sole voting and investment power over all shares owned by Whalehaven Fund Ltd. or that it has rights to acquire. Mr. Finkelstein and Mr. Singh disclaim beneficial ownership of such shares.
(2) Shares beneficially owned by Stonestreet LP include warrants to purchase up to 250,000 shares of our common stock which may be exercised in whole or in part within 60 days of May 15, 2004. Mr. Michael Finkelstein and Mr. Bhavesh Singh have sole voting and investment power over all shares owned by Stonestreet LP or that it has rights to acquire. Mr. Finkelstein and Mr. Singh disclaim beneficial ownership of such shares.
(3) Shares beneficially owned by Platinum Partners Value Arbitrage Fund LP include warrants to purchase up to 250,000 shares of our common stock which may be exercised in whole or in part within 60 days of May 1524, 2004. Mr. Mark Nordlicht has sole voting and investment power over all shares owned by Platinum Partners Value Arbitrage Fund LP or that it has rights to acquire. Mr. Nordlicht disclaims beneficial ownership of such shares.
(4) Shares beneficially owned by Platinum Partners Global Macro Fund include warrants to purchase up to 75,000 shares of our common stock which may be exercised in whole or in part within 60 days of May 15, 2004. Mr. Mark Nordlicht has sole voting and investment power over all shares owned by Platinum Partners Global Macro Fund or that it has rights to acquire. Mr. Nordlicht disclaims beneficial ownership of such shares.
(5) Shares beneficially owned by Castle Creek Technology Partners LLC include warrants to purchase up to 250,000 shares of our common stock which may be exercised in whole or in part within 60 days of May 15, 2004.


                                       30

Mr. Daniel Asher has sole voting and investment power over all shares owned by Castle Creek Technology Partners LLC or that it has rights to acquire. Mr. Asher disclaims beneficial ownership of such shares.
(6) Shares beneficially owned by Capital Ventures International include warrants to purchase up to 250,000 shares of our common stock which may be exercised in whole or in part within 60 days of May 15, 2004. Martin Kobinger, as investment advisor for Heights Capital Management, has sole voting and investment power over all shares owned by Capital Ventures International or that it has rights to acquire. Mr. Kobinger and Heights Capital Management disclaim beneficial ownership of such shares.
(7) Shares beneficially owned by Gamma Opportunity Capital Partners, Inc. include warrants to purchase up to 250,000 shares of our common stock which may be exercised in whole or in part within 60 days of May 15, 2004. Mr. Jonathan P. Knight has sole voting and investment power over all shares owned by Gamma Opportunity Capital Partners, Inc. or that it has rights to acquire. Mr. Knight disclaims beneficial ownership of such shares.
(8) Shares beneficially owned by Alpha Capital AG include warrants to purchase up to 250,000 shares of our common stock which may be exercised in whole or in part within 60 days of May 15, 2004. Mr. Konrad Ackerman has sole voting and investment power over all shares owned by Alpha Capital AG or that it has rights to acquire. Mr. Ackerman disclaims beneficial ownership of such shares.
(9) Shares beneficially owned by Professional Traders Fund, LLC include warrants to purchase up to 187,500 shares of our common stock which may be exercised in whole or in part within 60 days of May 15, 2004. Mr. Marc Swickie and Mr. Howard Boyer have sole voting and investment power over all shares owned by Professional Traders Fund, LLC or that it has rights to acquire. Mr. Swickie and Mr. Boyer disclaim beneficial ownership of such shares.
(10) Paul Coviello has sole voting and investment power over all shares owned by Linden Growth Partners or that it has rights to acquire. Mr. Coviello disclaims beneficial ownership of such shares. Mr. Coviello individually holds a warrant to purchase 6,125 shares of our common stock which may be exercised in whole or in part within 60 days of May 15, 2004. Shares beneficially owned by Linden Growth Partners include warrants to purchase up to 250,000 shares of our common stock which may be exercised in whole or in part within 60 days of May 15, 2004.
(11) Shares beneficially owned by First Mirage, Inc. include warrants to purchase up to 125,000 shares of our common stock which may be exercised in whole or in part within 60 days of May 15, 2004. Mr. David A. Rapaport and Mr. Fred A. Brasch have sole voting and investment power over all shares owned by First Mirage, Inc. or that it has rights to acquire. Mr. Rapaport and Mr. Brasch disclaim beneficial ownership of such shares.
(12) Shares beneficially owned by Greenwich Growth Fund Ltd. warrants to purchase up to 100,000 shares of our common stock which may be exercised in whole or in part within 60 days of May 15, 2004. Mr. Chris Harrop and Ms. Elizabeth Leonard have sole voting and investment power over all shares owned by Greenwich Growth Fund Ltd. or that it has rights to acquire. Mr. Harrop and Ms. Leonard disclaim beneficial ownership of such shares.
(13) Shares beneficially owned by OTAPE Investments LLC include warrants to purchase up to 50,000 shares of our common stock which may be exercised in whole or in part within 60 days of May 15, 2004. Mr. Ira M. Leventhal has sole voting and investment power over all shares owned by OTAPE Investments LLC or that it has rights to acquire. Mr. Leventhal disclaims beneficial ownership of such shares.
(14) Shares beneficially owned by WEC Partners LLC include warrants to purchase up to 50,000 shares of our common stock which may be exercised in whole or in part within 60 days of May 15, 2004. Ethan Benovitz, Jaime Hartman and Daniel Saks have sole voting and investment power over all shares owned by WEC Partners LLC. Ethan Benovitz, Jaime Hartman and Daniel Saks each disclaim beneficial ownership of such shares.
(15) Shares beneficially owned by C.K. Cooper & Company include warrants to purchase up to 94,876 shares of our common stock which may be exercised in whole or in part within 60 days of May 15, 2004. Alexander Montano is the president of C.K. Cooper & Company and exercises sole voting and investment power over all shares owned by C.K. Cooper & Company or that it has rights to acquire. Mr. Montano disclaims beneficial ownership of such shares.
(16) Shares beneficially owned by Instream Partners include warrants to purchase up to 88,000 shares of our common stock which may be exercised in whole or in part within 60 days of May 15, 2004. Mr. Christopher Allick has sole voting and investment power over all shares owned by Instream Partners or that it has rights to acquire. Mr. Allick disclaims beneficial ownership of such shares.
(17) Shares beneficially owned by Shai Stern include warrants to purchase up to 37,500 shares of our common stock which may be exercised in whole or in part within 60 days of May 15, 2004.

     The number of shares set forth in the tables represents an estimate of the number of common shares to be offered by the selling stockholders. We have assumed the sale of all of the shares of common stock offered under this prospectus will be sold. However, as the selling stockholders can offer all, some or none of their common stock, no definitive estimate can be given as to the number of shares that the selling stockholders will offer or sell under this prospectus.

     Other than as set forth above, none of the selling stockholders (i) has had a material relationship with us other than as a shareholder at any time within the past three years; (ii) or has ever been one of our officers or directors.

                            DESCRIPTION OF SECURITIES

     The descriptions in this section and in other sections of this prospectus of our securities and various provisions of our articles of incorporation and our bylaws are limited solely to descriptions of the material terms of our securities, articles of incorporation and bylaws. Our articles of incorporation and bylaws have been filed with the SEC as exhibits to this registration statement of which this prospectus forms a part.

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. As of May 25, 2004, 24,104,406 shares of our common stock and no shares of our preferred stock were issued and outstanding. This excludes an aggregate of 6,714,251 shares of common stock reserved for issuance upon exercise of warrants to purchase 3,744,251 shares of common stock, exercise of options to purchase 2,395,000 shares of common stock and exercise of rights to purchase 575,000 shares of common stock.

Common  Stock

     The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of our common stock has a pre-emptive right to subscribe for any of our securities, nor are any common stock subject to redemption or convertible into other of our securities. Upon liquidation, dissolution or winding up of the Company, and after payment of creditors and preferred stockholders the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable.

     Each share of common stock is entitled to one vote with respect to the election of any Director or any other matter upon which stockholders are required or permitted to vote. Holders of the common stock do not have cumulative voting rights, so the holders of more than 50% of the combined shares voting for the election of Directors may elect all of the Directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

     Certain selling stockholders hold warrants to purchase our common stock. The warrants are exercisable, in whole or in part, for $2.00 per share. The warrants held by Linden Growth expire two years after the date on which the SEC declares this registration statement effective. The warrants held by the December Investors expire on April 26, 2005. None of the selling stockholders hold any options to purchase our common stock.

Preferred  Stock

     We may issue shares of preferred stock in one or more classes or series within a class as may be determined by our Board of Directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any such class or series without any further vote or action by the stockholders. Any preferred stock so issued by the Board of Directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of Procera, or both. In addition, any such shares of preferred stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change in control of Procera.

     No shares of preferred stock are currently outstanding. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for our common stock is Pacific Stock Transfer Company in Las Vegas, Nevada.


                              PLAN OF DISTRIBUTION

     We are registering a total of 1,696,438 shares of our common stock that are being offered by the selling stockholders. As used in this prospectus, "selling stockholders" includes the pledges, donees, transferees or others who may later hold the selling stockholders' interests in the common stock. We will pay the costs and fees of registering the common shares, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock. We will not receive the proceeds from the sale of the shares by the selling stockholders. However, some of the shares we are registering will be issued upon the exercise of warrants held by the selling stockholders. Although the selling stockholders are not required to exercise the warrants, if they do so we will receive the proceeds from the exercise.

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     - an exchange distribution in accordance with the rules of the applicable exchange;
     -    privately  negotiated  transactions;
     - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
     -    a  combination  of  any  such  methods  of  sale;  and
     -    any  other  method  permitted  pursuant  to  applicable  law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

     Effective on October 24, 2003, and as a result of the Merger, Lesley, Thomas, Schwarz & Postma, Inc. was dismissed as the principal accountant engaged to audit Zowcom's financial statements. Lesley, Thomas, Schwarz & Postma, Inc. performed the audit of Zowcom's financial statements for the fiscal years ended December 31, 2001 and 2002. During this period and the subsequent interim period prior to their dismissal, there were no disagreements with Lesley, Thomas, Schwarz & Postma, Inc. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Lesley, Thomas, Schwarz & Postma, Inc. would have caused them to make reference to this subject matter of the disagreements in connection with their report, nor were there any "reportable events" as such term is defined in Item 304(a)(1)(iv) of Regulation S-B, promulgated under the Securities Exchange Act of 1934, as amended ("Regulation S-B").

     The audit reports of Lesley, Thomas, Schwarz & Postma, Inc. for Zowcom's fiscal years ended December 31, 2001 and 2002 did not contain an adverse opinion, or a disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles.

     Zowcom requested Lesley, Thomas, Schwarz & Postma, Inc. to furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made above by us. A copy of such letter, dated October 24, 2003, has been filed with the SEC.

     Effective October 24, 2003, we engaged Burr, Pilger & Mayer LLP, whose address is Two Palo Alto Square, 3000 El Camino Real, Suite 250, Palo Alto,
California, 94306 to audit our financial statements. During our most recent fiscal year and the subsequent period prior to such appointment, we have not consulted the newly engaged accountant regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on our financial statements, nor on any matter that was either the subject of a disagreement or a reportable event.

     Our Board of Directors approved the change in accountants described herein.

                                  LEGAL MATTERS

     The validity of the issuance of the common shares offered hereby has been passed upon for us by Silicon Valley Law Group, San Jose, California.

                                     EXPERTS

     The financial statements as of December 28, 2003 and for the year ended December 28, 2003, for the period from May 1, 2002 (date of inception) to December 29, 2002 and, cumulatively, for the period from May 1, 2002 (date of inception) to December 28, 2003 included in this Prospectus have been so included in reliance on the report of Burr, Pilger & Mayer LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act, in connection with the offering of the common stock by the selling stockholders. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

     We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

Our SEC filings and the registration statement can also be reviewed by accessing the SEC's Web site at http://www.sec.gov, which contains reports, and information statements and other information regarding registrants that file electronically with the SEC.

                             PROCERA NETWORKS, INC.
                         (a development stage enterprise

                                    Contents


Report of Independent Accountants                                        37

  Balance Sheets                                                         38

  Statements of Operations                                               39

  Statements of Cash Flows                                               40

  Statements of Stockholders' Equity (Deficit)                           42

  Notes to Financial Statements                                     44 - 63

                        REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Stockholders
of Procera Networks, Inc.


We have audited the accompanying balance sheet of Procera Networks, Inc. (a development stage enterprise) as of December 28, 2003 and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from May 1, 2002 (date of inception) to December 29, 2002, for the year ended December 28, 2003 and, cumulatively, for the period from May 1, 2002 (date of inception) to December 28, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Procera Networks, Inc. as of December 28, 2003, and the results of its operations and its cash flows for the period from May 1, 2002 (date of inception) to December 29, 2002, for the year ended December 28, 2003 and, cumulatively, for the period from May 1, 2002
(date of inception) to December 28, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming Procera Networks, Inc. will continue as a going concern. As more fully described in Note 2, the Company has incurred net losses since its inception and has experienced severe liquidity problems. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/  Burr, Pilger & Mayer LLP

Palo Alto, California
February 16, 2004, except for Note 13,
which is as of March 12, 2004

                                          PROCERA NETWORKS, INC.
                                          ----------------------

                                     (a development stage enterprise)
                                     --------------------------------

                                              BALANCE SHEETS
                                              --------------


                                            ASSETS
                                                                               December 28,    March 28,
                                                                                   2003           2004
                                                                              --------------  ------------
                                                                                              (unaudited)
Current assets:
   Cash and cash equivalents                                                  $   1,935,741   $   636,998
   Accounts receivable, net                                                               -         6,596
   Inventories, net                                                                  94,603       121,969
   Prepaid expenses                                                                 193,475       196,668
   Restricted cash                                                                   10,000        20,000
                                                                              --------------  ------------
            Total current assets                                                  2,233,819       982,231
                                                                              --------------  ------------

Property and equipment, net                                                          72,578        70,547
                                                                              --------------  ------------
            Total assets                                                      $   2,306,397   $ 1,052,778
                                                                              ==============  ============

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                           $      31,604   $   126,330
   Accrued liabilities                                                              395,062       174,654
                                                                              --------------  ------------
            Total current liabilities                                               426,666       300,984
                                                                              --------------  ------------


Stockholders' equity:
   Preferred stock, $0.001 par value; 5,000,000 shares authorized;
     none issued and outstanding at December 28, 2003 and March 28, 2004                  -             -
   Common stock, $0.001 par value, 50,000,000 shares authorized; 22,572,156 and 22,642,156 shares issued and outstanding at December 28, 2003 and
     March 28, 2004 (unaudited), respectively                                        22,572        22,642
   Additional paid-in-capital                                                     6,608,431     6,644,698
   Deficit accumulated during the development stage                              (4,751,272)   (5,915,546)
                                                                              --------------  ------------
            Total stockholders' equity                                            1,879,731       751,794
                                                                              --------------  ------------
            Total liabilities and stockholders' equity                        $   2,306,397   $ 1,052,778
                                                                              ==============  ============

                 The accompanying notes are an integral part of these financial statements

                                                   PROCERA NETWORKS, INC.
                                                   ----------------------

                                              (a development stage enterprise)
                                              --------------------------------

                                                  STATEMENTS OF OPERATIONS
                                                  ------------------------

                                                                 Cumulative                                   Cumulative
                                Period from                      Period from                                  Period from
                                May 1, 2002                      May 1, 2002                                  May 1, 2002
                                 (date of                         (date of          Three Months Ended         (date of
                               inception) to     Year Ended     inception) to   --------------------------   inception) to
                               December 29,     December 28,    December 28,     March 30,     March 28,       March 28,
                                   2002             2003            2003            2003          2004           2004
                              ---------------  --------------  ---------------  ------------  ------------  ---------------
                                                                                (unaudited)   (unaudited)     (unaudited)

Sales                         $      175,368   $      32,085   $      207,453   $     4,043   $     8,494   $      215,947
Cost of sales                         89,875          61,872          151,747         1,786         1,741          153,488
                              ---------------  --------------  ---------------  ------------  ------------  ---------------
    Gross profit                      85,493         (29,787)          55,706         2,257         6,753           62,459
                              ---------------  --------------  ---------------  ------------  ------------  ---------------

Operating expenses:
  Engineering                        554,545       1,376,012        1,930,557       138,375       560,948        2,491,505
  Sales and marketing                324,238         340,912          665,150        56,006       202,815          867,965
  General and administrative         638,665       1,151,444        1,790,109       184,805       408,982        2,199,091
                              ---------------  --------------  ---------------  ------------  ------------  ---------------
    Total operating expenses       1,517,448       2,868,368        4,385,816       379,186     1,172,745        5,558,561
                              ---------------  --------------  ---------------  ------------  ------------  ---------------

    Loss from operations          (1,431,955)     (2,898,155)      (4,330,110)     (376,929)   (1,165,992)      (5,496,102)


  Interest and other income           11,796             566           12,362             -         1,718           14,080
  Interest expense                   (88,925)       (344,599)        (433,524)      (60,327)            -         (433,524)
                              ---------------  --------------  ---------------  ------------  ------------  ---------------

    Net loss                  $   (1,509,084)  $  (3,242,188)  $   (4,751,272)  $  (437,256)  $(1,164,274)  $   (5,915,546)
                              ===============  ==============  ===============  ============  ============  ===============

    Net loss per share -
      basic and diluted       $        (0.58)  $       (0.30)                   $     (0.13)  $     (0.05)
                              ===============  ==============                   ============  ============

    Shares used in computing
       net loss per share-
       basic and diluted           2,624,401      10,700,244                      3,336,992    22,621,082
                              ===============  ==============                   ============  ============

                         The accompanying notes are an integral part of these financial statements

                                                PROCERA NETWORKS, INC.
                                                ----------------------

                                           (a development stage enterprise)
                                           --------------------------------

                                               STATEMENTS OF CASH FLOWS
                                               ------------------------

                                                                                          Cumulative
                                                         Period from                      Period from
                                                         May 1, 2002                      May 1, 2002    Three Months
                                                          (date of                         (date of         Ended
                                                        inception) to     Year Ended     inception) to   ------------
                                                        December 29,     December 28,    December 28,     March 30,
                                                            2002             2003            2003            2003
                                                       ---------------  --------------  ---------------  ------------
                                                                                                         (unaudited)

Cash flows from operating activities:
  Net loss                                             $   (1,509,084)  $  (3,242,188)  $   (4,751,272)  $  (437,256)
  Adjustments to reconcile net loss to
    net cash used in operating activities:
  Gain on disposal of property and equipment                  (11,796)              -          (11,796)            -
  Common stock issued for services rendered                         -          31,204           31,204             -
  Accrued interest on convertible notes payable                87,300         177,451          264,751        59,759
  Stock based compensation                                          -         479,010          479,010             -
  Common stock issued in connection
    with convertible notes payable                              1,004          28,273           29,277           568
  Depreciation                                                  1,197          21,241           22,438             -
  Changes in assets and liabilities:
    Accounts receivable                                       (23,289)         23,289                -        23,242
    Inventory                                                (127,995)         33,392          (94,603)        1,786
    Prepaid expenses                                          (29,941)       (163,534)        (193,475)       15,906
    Accounts payable                                          142,059        (110,455)          31,604       106,421
    Accrued liabilities                                       385,935         (41,670)         344,265       198,943
                                                       ---------------  --------------  ---------------  ------------
            Net cash used in operating activities          (1,084,610)     (2,763,987)      (3,848,597)      (30,631)
                                                       ---------------  --------------  ---------------  ------------

Cash flows from investing activities:
    Purchase of property and equipment                        (10,651)        (36,772)         (47,423)            -
    Proceeds from sale of property and equipment               15,000               -           15,000             -
    Increase in restricted cash                                     -         (10,000)         (10,000)            -
                                                       ---------------  --------------  ---------------  ------------
            Net cash used in investing activities               4,349         (46,772)         (42,423)            -
                                                       ---------------  --------------  ---------------  ------------

Cash flows from financing activities:
    Proceeds from issuance of common stock, net                 8,115       3,963,646        3,971,761           150
    Proceeds from convertible notes payable                 1,080,000         775,000        1,855,000        25,000
                                                       ---------------  --------------  ---------------  ------------
            Net cash provided by financing activities       1,088,115       4,738,646        5,826,761        25,150
                                                       ---------------  --------------  ---------------  ------------

Net (decrease) increase in cash and cash equivalents            7,854       1,927,887        1,935,741        (5,481)

Cash and cash equivalents, beginning of period                      -           7,854                -         7,854
                                                       ---------------  --------------  ---------------  ------------

Cash and cash equivalents, end of period               $        7,854   $   1,935,741   $    1,935,741   $     2,373
                                                       ===============  ==============  ===============  ============

Non cash investing and financing activities:
  Property and equipment acquired with accrued
    liabilities                                        $       50,797   $           -   $       50,797   $         -
  Issuance of common stock in exchange for
    convertible notes payable and accrued interest     $            -   $   2,119,751   $    2,119,751   $         -
  Issuance of common stock in connection with
    merger with Zowcom, Inc.                           $            -   $       1,610   $        1,610   $         -
  Issuance of common stock in connection with
    note payable                                       $        2,204   $      28,273   $       30,477   $         -
  Issuance of common stock pursuant to common
    stock subscription agreements                      $            -   $      30,477   $       30,477   $         -



                                       40

                                                                       Cumulative
                                                                       Period from
                                                          Three        May 1, 2002
                                                       Months Ended     (date of
                                                       ------------   inception) to
                                                        March 28,       March 28,
                                                           2004           2004
                                                       ------------  ---------------
                                                       (unaudited)     (unaudited)

Cash flows from operating activities:
  Net loss                                             $(1,164,274)  $   (5,915,546)
  Adjustments to reconcile net loss to
    net cash used in operating activities:
  Gain on disposal of property and equipment                     -          (11,796)
  Common stock issued for services rendered                      -           31,204
  Accrued interest on convertible notes payable                  -          264,751
  Stock based compensation                                  34,692          513,702
  Common stock issued in connection
    with convertible notes payable                               -           29,277
  Depreciation                                              17,060           39,498
  Changes in assets and liabilities:
    Accounts receivable                                     (6,596)          (6,596)
    Inventory                                              (27,366)        (121,969)
    Prepaid expenses                                        (3,193)        (196,668)
    Accounts payable                                        94,726          126,330
    Accrued liabilities                                   (220,408)         123,857
                                                       ------------  ---------------
            Net cash used in operating activities       (1,275,359)      (5,123,956)
                                                       ------------  ---------------

Cash flows from investing activities:
    Purchase of property and equipment                     (15,029)         (62,452)
    Proceeds from sale of property and equipment                 -           15,000
    Increase in restricted cash                            (10,000)         (20,000)
                                                       ------------  ---------------
            Net cash used in investing activities          (25,029)         (67,452)
                                                       ------------  ---------------

Cash flows from financing activities:
    Proceeds from issuance of common stock, net              1,645        3,973,406
    Proceeds from convertible notes payable                      -        1,855,000
                                                       ------------  ---------------
            Net cash provided by financing activities        1,645        5,828,406
                                                       ------------  ---------------

Net (decrease) increase in cash and cash equivalents    (1,298,743)         636,998

Cash and cash equivalents, beginning of period           1,935,741                -
                                                       ------------  ---------------

Cash and cash equivalents, end of period               $   636,998   $      636,998
                                                       ============  ===============

Non cash investing and financing activities:
  Property and equipment acquired with accrued
    liabilities                                        $         -   $       50,797
  Issuance of common stock in exchange for
    convertible notes payable and accrued interest     $         -   $    2,119,751
  Issuance of common stock in connection with
    merger with Zowcom, Inc.                           $         -   $        1,610
  Issuance of common stock in connection with
    note payable                                       $         -   $       30,477
  Issuance of common stock pursuant to common
    stock subscription agreements                      $         -   $       30,477

                      The accompanying notes are an integral part of these financial statements

                                                  PROCERA NETWORKS, INC.
                                             (a development stage enterprise)

                                       STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                               Period From May 1, 2002 (date of inception) to March 28, 2004


                                                                                       ADDITIONAL         COMMON STOCK
                                                                     COMMON STOCK       PAID-IN           SUBSCRIPTION
                                                                 -------------------                ----------------------
                                                                   SHARES    AMOUNT     CAPITAL        SHARES      AMOUNT
                                                                 ----------  -------  ------------  ------------  --------
Issuance of common stock to founders
  at $0.001 per share from May - October 2002                     8,115,000  $ 8,115  $         -             -   $     -
Common stock subscription issued in connection
  with advisory agreement at $0.001 per share
  in May 2002                                                                                         1,200,000     1,200
Common stock subscription issued in connection
  with convertible notes payable at $0.001 and $0.01
  per share from June - December 2002                                                                   190,360     1,004

Net loss
                                                                 ----------  -------  ------------  ------------  --------

Balances, December 29 , 2002                                      8,115,000    8,115            -     1,390,360     2,204
  Issuance of common stock to founders
    at $0.001 per share from January - August 2003                3,750,000    3,750                 (1,200,000)   (1,200)
  Issuance of common stock to current and former employees for
    conversion of unpaid salary at $0.01 per share in May 2003    1,120,388    1,120       10,084
  Issuance of common stock for cash at $0.50 per
    share in June 2003, less issuance costs of $7,500               808,000      808      395,692
  Issuance of common stock for cash at $0.001 per
    share upon exercise of warrants in June 2003                    500,000      500
  Issuance of common stock upon conversion of
    notes payable at $0.50 per share in July 2003                 3,227,666    3,228    1,610,605
  Issuance of common stock to noteholders
    at $0.001 - $0.50 per share in January - July 2003              361,893      362       28,915      (190,360)   (1,004)
  Issuance of common stock for services provided
    at $0.50 per share in July 2003                                  40,000       40       19,960
  Issuance of common stock for cash at $1.00 per
    share in August  2003, less issuance costs of $5,500          1,695,000    1,695    1,687,805
  Issuance of common stock in connectrion with
    merger with Zowcom  at $0.01 in October 2003                  1,610,000    1,610       (1,610)
  Issuance of common stock for cash at $0.001 per
    share upon exercise of warrants in November 2003                  5,000        5
  Issuance of common stock upon conversion of
    notes payable at $2.00 per share in December 2003               252,959      253      505,665
  Issuance of common stock for cash at $2.00 per
    share in December 2003, less issuance costs of $299,109       1,086,250    1,086    1,872,305
  Fair value of common stock warrants issued to
    non-employees                                                                         394,322
  Stock based employee compensation                                                        84,688

  Net loss
                                                                 ----------  -------  ------------  ------------  --------

Balances, December 28, 2003                                      22,572,156   22,572    6,608,431             -         -
  Issuance of common stock for cash at $0.075 per share
    upon exercise of warrants in December 2003                       50,000       50        3,700
  Issuance of common stock in February 2004 to the placement agent in connection with the December 2003 private
    placement                                                        20,000       20          (20)
  Fair value of common stock issued to non-employees                                       (7,629)
  Stock based employee compensation                                                        42,321
  Adjustment to accrued stock issuance costs in connection
    with issuance of common stock in December 2003                                         (2,105)
  Net loss
                                                                 ----------  -------  ------------  ------------  --------

Balances, March 28, 2004 (unaudited)                             22,642,156  $22,642    6,644,718   $         -   $     -
                                                                 ==========  =======  ============  ============  ========


                                                                                  DEFICIT
                                                                                ACCUMULATED
                                                                  RECEIVABLE    DURING THE         TOTAL
                                                                     FOR        DEVLOPEMENT    STOCKHOLDERS'
                                                                    STOCK          STAGE      EQUITY(DEFICIT)
                                                                 ------------  -------------  ----------------
Issuance of common stock to founders
  at $0.001 per share from May - October 2002                    $         -   $          -   $         8,115
Common stock subscription issued in connection
  with advisory agreement at $0.001 per share
  in May 2002                                                         (1,200)                               -
Common stock subscription issued in connection
  with convertible notes payable at $0.001 and $0.01
  per share from June - December 2002                                                                   1,004

Net loss                                                                         (1,509,084)       (1,509,084)
                                                                 ------------  -------------  ----------------

Balances, December 29 , 2002                                          (1,200)    (1,509,084)       (1,499,965)
  Issuance of common stock to founders
    at $0.001 per share from January - August 2003                     1,200                            3,750
  Issuance of common stock to former employees for
    conversion of unpaid salary at $0.01 per share in May 2003                                         11,204
  Issuance of common stock for cash at $0.50 per
    share in June 2003, less issuance costs of $7,500                                                 396,500
  Issuance of common stock for cash at $0.001 per
    share upon exercise of warrants in June 2003                                                          500
  Issuance of common stock upon conversion of
    notes payable at $0.50 per share in July 2003                                                   1,613,833
  Issuance of common stock to noteholders
    at $0.001 - $0.50 per share in January - July 2003                                                 28,273
  Issuance of common stock for services provided
    at $0.50 per share in July 2003                                                                    20,000
  Issuance of common stock for cash at $1.00 per
    share in August  2003, less issuance costs of $5,500                                            1,689,500
  Issuance of common stock in connectrion with
    merger with Zowcom  at $0.01 in October 2003                                                            -
  Issuance of common stock for cash at $0.001 per
    share upon exercise of warrants in November 2003                                                        5
  Issuance of common stock upon conversion of
    notes payable at $2.00 per share in December 2003                                                 505,918
  Issuance of common stock for cash at $2.00 per
    share in December 2003, less issuance costs of $299,109                                         1,873,391
  Fair value of common stock warrants issued to
    non-employees                                                                                     394,322
  Stock based employee compensation                                                                    84,688

  Net loss                                                                       (3,242,188)       (3,242,188)
                                                                 ------------  -------------  ----------------

Balances, December 28, 2003                                                -     (4,751,272)        1,879,731
  Issuance of common stock for cash at $0.075 per share
    upon exercise of warrants in December 2003                                                          3,750
  Issuance of common stock in February 2004 to the placement agent in connection with the December 2003 private
    placement                                                                                               -
  Fair value of common stock issued to non-employees                                                   (7,629)
  Stock based employee compensation                                                                    42,321
  Adjustment to accrued stock issuance costs in connection
    with issuance of common stock in December 2003                                                     (2,105)

  Net loss                                                                       (1,164,274)       (1,164,274)
                                                                 ------------  -------------  ----------------

Balances, March 28, 2004 (unaudited)                             $         -   $ (5,915,546)  $       751,794
                                                                 ============  =============  ================

                                          The accompanying notes are an integral
                                            part of these financial statements

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                          Notes to Financial Statements


1.   FORMATION AND BUSINESS OF THE COMPANY

     Procera Networks, Inc. ("Procera" or the "Company"), formerly Zowcom, Inc. ("Zowcom,") was incorporated in Nevada on July 11, 2001. On October 16, 2003, Procera Networks, Inc., a Delaware corporation ("PNI") merged into Zowcom, Inc. in a stock-for-stock transaction, as a result of a merger and plan of reorganization agreement (the "Merger") between Zowcom and PNI. Pursuant to the Merger, Zowcom assumed PNI's operations and business plan and changed its name to Procera Networks, Inc.

     Procera Networks, Inc. is a development stage high technology device company engaged in the development and marketing of wire-speed Layer 7 network solutions. The MLS Layer 7 application switch product family provides wire-speed switching, routing, content control, flow metering (bandwidth limiting), packet shaping (quality of service prioritization), surveillance (monitoring/archiving of emails, instant messaging) for secure delivery of information and applications across wireless and wireline networks. The Company is in the development stage, devoting substantially all of its efforts to product development, raising financing and recruiting personnel. The Company has funded its operations substantially from the proceeds from notes payable and issuance of common stock.

     In the course of its development activities, the Company has sustained operating losses and expects such losses to continue through the foreseeable future. The Company will finance its operations primarily through its cash and cash equivalents, future financing and future revenues. However, there can be no assurance that such efforts will succeed or that sufficient funds will be available.

     FISCAL  YEAR

     The Company maintains its accounting records on a 52-53 week fiscal year. The fiscal year ends on the last Sunday of December and, as a result, an extra week is added every five or six years. Fiscal years 2002 and 2003 ended December 29, 2002 and December 28, 2003, respectively. The first quarters of fiscal years 2003 and 2004 ended March 30, 2003 and March 28, 2004, respectively.

2.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

     BASIS OF PRESENTATION

     The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, at December 28, 2003, the Company has an accumulated deficit of $4,751,272 and has sustained an operating cash flow deficiency of $3,848,597 since inception. In addition, the Company had insufficient cash at December 28, 2003 to fund its operations for the next fiscal year. The Company's activities have been financed principally through borrowings and issuances of equity.

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                          Notes to Financial Statements


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

     BASIS OF PRESENTATION, continued

     The Company will require additional financing to fund ongoing operations. Management is actively pursuing additional equity and debt financing from both institutional and corporate investors. There can be no assurance that any new debt or equity financing could be successfully consummated. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of the recorded asset amounts or amounts and classification of liabilities that might result from the outcome of this uncertainty.

     UNAUDITED  INTERIM  RESULTS

     The accompanying balance sheet as of March 28, 2004 and the statements of operations, stockholders' equity and cash flows for the three-month periods ended March 30, 2003 and March 28, 2004 are unaudited. In the opinion of management, the statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normally occurring adjustments, necessary for the fair statement of interim periods. The data disclosed in these notes to the financial statements for those periods is also unaudited.

     USE  OF  ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain report amounts and disclosures. Accordingly, actual results could differ from those estimates.

     FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

     The carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, prepaid expenses, accounts payable and accrued liabilities approximate fair value due to their short maturities.

     CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited in demand and money market accounts in one financial institution in the United States. Deposits held with financial institutions may exceed the amount of insurance provided on such deposits. The Company has not experienced any material losses on its deposits of cash and cash equivalents.

     ADVERTISING  COSTS

     Advertising costs are expenses as incurred. Advertising expenses for all periods presented were not significant.

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                          Notes to Financial Statements


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

     CASH  AND  CASH  EQUIVALENTS  AND  RESTRICTED  CASH

     The Company considers all highly liquid investments to mature within three months or less to be cash equivalents. Restricted cash consists of certificates of deposit held with financial institutions as a security deposit.

     ACCOUNTS RECEIVABLE

     Accounts receivable are stated at net realizable value. Customers are on cash on delivery until credit approval. Uncollectible receivables are recorded as bad debt expense when all efforts to collect have been exhausted and recoveries are posted as they are received.

     INVENTORY

     Inventory is stated at the lower of cost or market. Cost is determined on a standard cost basis which approximates actual cost on the first-in, first-out ("FIFO") method. Lower of cost or market is evaluated by considering obsolescence, excessive levels of inventory, deterioration and other factors.

     PROPERTY  AND  EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which is three years for computer, tooling, test and office equipment and two years for software. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter. Whenever assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is expensed as incurred; significant improvements are capitalized.

     IMPAIRMENT  OF  LONG-LIVED  ASSETS

     The Company evaluates its long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset's fair value or discounted estimates of future cash flows. The Company has not identified any such impairment losses to date.

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                          Notes to Financial Statements


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

     STOCK BASED COMPENSATION

     The Company accounts for stock-based employee compensation using the intrinsic value method under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation, Transition and Disclosure - an Amendment of FASB Statement No. 123." The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair market recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

                                                               Cumulative                                  Cumulative
                              Period from                      Period from                                 Period from
                              May 1, 2002                      May 1, 2002        Three Months Ended       May 1, 2002
                               (date of                         (date of      --------------------------   (date of
                             inception) to     Year Ended     inception) to                                inception)
                             December 29,     December 28,    December 28,     March 30,     March 28,      to March
                                 2002             2003            2003            2003          2004        28, 2004
                            ---------------  --------------  ---------------  ------------  ------------  -------------
                                                                              (unaudited)   (unaudited)    (unaudited)

Net loss as reported        $   (1,509,084)  $  (3,242,188)  $   (4,751,272)  $  (437,256)  $(1,164,274)  $ (5,915,546)

Add: Stock-based
employee compensation
expense included in
reported net loss, net of
related tax effects                      -          84,688           84,688             -        42,321        127,009
Deduct: Total stock-based
employee compensation
expense determined under
fair value based method
for all awards, net of
related tax effects                      -         (84,688)         (84,688)            -       (48,559)      (133,247)
                            ---------------  --------------  ---------------  ------------  ------------  -------------
Pro forma net loss          $   (1,509,084)  $  (3,242,188)  $   (4,751,272)  $  (437,256)  $(1,170,512)  $ (5,921,784)
                            ===============  ==============  ===============  ============  ============  =============
Earnings per share - basic
and diluted:
    As reported             $        (0.58)  $       (0.30)                   $     (0.13)  $     (0.05)
                            ===============  ==============                   ============  ============
    Pro forma               $        (0.58)  $       (0.30)                   $     (0.13)  $     (0.05)
                            ===============  ==============                   ============  ============

     INCOME  TAXES

     Income taxes are recorded under the liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assts to the amount expected to be realized.

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                          Notes to Financial Statements


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

     REVENUE  RECOGNITION

     Revenue is recognized when a purchase order has been received, the product has been shipped, the sales price is fixed or determinable and collection of the resulting receivable is probable.

     RESEARCH  AND  DEVELOPMENT

     Research  and  development  costs  are  charged to operations as incurred.

     SHIPPING  AND  HANDLING  COSTS

     The Company includes shipping and handling costs associated with inbound and outbound freight in costs of goods sold.

     PRODUCT DEVELOPMENT COSTS

     The Company's policy is to capitalize product development costs incurred after technological feasibility has been demonstrated, which is determined to be the time a working model has been completed. To date costs incurred subsequent to the establishment of technological feasibility have not been significant and all product development costs have been charged to "Engineering" in the statements of operations.

     COMPREHENSIVE  INCOME

     The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which establishes standards for reporting comprehensive income and its components in the financial statements. To date, the Company's comprehensive income has equaled its net income.

     NET LOSS PER SHARE

     Basic earnings per share ("EPS") is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities, if dilutive.

     The following table is a reconciliation of the numerator (net loss) and the denominator (number of shares) used in the basic and diluted EPS calculations and sets forth potential shares of common stock that are not included in the diluted net loss per share calculation as their effect is antidilutive:

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                          Notes to Financial Statements


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

                                                    Period from
                                                    May 1, 2002
                                                     (date of                          Three Months Ended
                                                   inception) to     Year Ended
                                                   December 29,     December 28,    March 30,     March 28,
                                                       2002             2003           2003          2004
                                                  ---------------  --------------  ------------  ------------
                                                                                   (unaudited)   (unaudited)
          Numerator - Basic and diluted           $   (1,509,084)  $  (3,242,188)  $  (437,256)  $(1,164,274)
                                                  ===============  ==============  ============  ============

          Denominator - basic and diluted
              Weighted average common shares
              outstanding                              7,010,000      13,159,835     8,227,638    22,621,082
              Weighted average unvested
              common shares subject to
              repurchase                              (4,385,599)     (2,459,591)   (4,890,646)            -
                                                  ---------------  --------------  ------------  ------------
          Total                                        2,624,401      10,700,244     3,336,992    22,621,082
                                                  ===============  ==============  ============  ============
          Net loss per share - basic and diluted  $        (0.58)  $      ( 0.30)  $    ( 0.13)  $    ( 0.05)
                                                  ===============  ==============  ============  ============

          Antidilutive securities:
              Common stock subject to
              repurchase                               5,086,250               -     4,886,250             -
              Options                                          -               -             -        60,000
              Warrants                                   645,000       3,444,588       650,000     3,395,063
              Rights to purchase common stock                  -         575,000             -       575,000

     RECENT ACCOUNTING PRONOUNCEMENTS

     In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150 ("SFAS 150"), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 requires that certain financial instruments, which under previous guidance could be accounted for as equity, be classified as liabilities in the statement of financial position. Mandatorily redeemable financial instruments are subject to the provisions of SFAS 150 for the first fiscal period beginning after December 15, 2003. The Company believes that the adoption of SFAS 150 will not have a material impact on the financial position or results of operations of the Company.

3.   MERGER WITH ZOWCOM, INC.

     On October 16, 2003, Zowcom, Inc., a Nevada corporation and public shell ("Zowcom"), merged with Procera Networks, Inc. a Delaware corporation ("Procera") (the "Merger") pursuant to an Agreement and Plan of Merger between Zowcom and Procera (the "Agreement").

     In the Merger, Zowcom issued 19,617,947 shares of its restricted common stock and warrants to purchase 1,479,000 shares of its restricted common stock to the stockholders of Procera in exchange for 100% of Procera's issued and outstanding shares of common stock and warrants. In addition, Zowcom's management, which held 6,000,000 shares of Zowcom's restricted common stock, tendered all of their shares for redemption by Zowcom in exchange for $88,000.

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                          Notes to Financial Statements


3.   MERGER WITH ZOWCOM, INC., continued

     As a result of the Merger, Zowcom continued as the surviving corporation, assumed the operations and business plan of Procera, the stockholders of Procera became stockholders of Zowcom and Zowcom changed its name to Procera Networks, Inc.

     For accounting purposes, the merger is considered a capital transaction rather than a business combination and a recapitalization of Procera since Zowcom has only a minor amount of net assets and no operations. The transaction was valued based on the value of Zowcom's net tangible assets, with no goodwill recognized. The net tangible asset value was zero as Procera did not receive any of the assets or assume any of the liabilities of Zowcom. The statement of stockholder's equity (deficit) reflects the issuance of 1,610,000 shares of common stock which represents the outstanding shares of Zowcom's common stock at the time of the merger. The historical financial statements prior to October 16, 2003 are those of Procera.

     The following unaudited pro forma summary is provided for illustrative purposes only and is not necessarily indicative of the consolidated results of operations for future periods or that actually would have been realized had Zowcom and Procera been a consolidated entity during the periods presented. The summary combines the results of operations as if the merger between Zowcom and Procera had taken place as of the beginning of the periods presented.

                                                      2002          2003
                                                  ------------  ------------
          Sales                                   $   177,413   $    32,085
          Net loss                                $(1,590,276)  $(3,284,163)
          Net loss per share - basic and diluted  $     (0.38)  $     (0.27)

4.   BALANCE SHEET DETAILS

     Inventories consist of the following:

                                             December 28,    March 28, 2004
                                                 2003         (unaudited)
          Raw material                       $           -  $          5,171
          Work-in-progress                               -  $          1,000
          Finished goods                            94,603           115,798
                                             -------------  ----------------
              Total                          $      94,603  $        121,969
                                             =============  ================

     Prepaid expenses consist of the following at December 28, 2003:

          Prepaid insurance premiums                                $133,195
          Security deposit for human resources/payroll services       50,615
          Other                                                        9,665
                                                                    --------
              Total                                                 $193,475
                                                                    ========

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                          Notes to Financial Statements


4.   BALANCE SHEET DETAILS, continued

     Property and equipment consists of the following at December 28, 2003:

          Tooling and test equipment                        $ 21,447
          Office equipment                                    36,997
          Computer equipment                                  36,572
                                                            ---------
              Total                                           95,016

          Less: accumulated depreciation                     (22,438)
                                                            ---------
                                                            $ 72,578
                                                            =========

     Accrued liabilities consist of the following at December 28, 2003:

          Payroll and related expenses                       $183,831
          Stock issuance costs related to private placement   119,975
          Professional fees                                    84,500
          Other                                                 6,756
                                                             --------
              Total                                          $395,062
                                                             ========

5.   CONVERTIBLE NOTES PAYABLE

     In May, June, July, September and November 2002, the Company issued $1,080,000 in convertible notes payable to certain investors. The principal amount of the convertible notes payable, together with interest at 0.5% per month is due and payable upon demand by the holders of the note on or after March 31, 2003. The outstanding principal and accrued interest of the notes are convertible, at the option of the holders, into Series B preferred stock at the purchase price paid for the Series B preferred stock at the first closing. The Company must also pay a monthly fee of 1.5% of the outstanding principal amount of the note. Additionally, the holders of the notes are entitled to 2% of the outstanding principal amount of each note per month in shares of the Company's common stock. For example, this provision provides for two shares of common stock to be earned for each $100 of principal outstanding each month. These notes are collateralized by a senior security interest in all of the assets of the Company, held pro rata with the other outstanding senior secured creditors and solely subordinate to senior bank financing or senior secured financing from a corporate strategic partner of the Company.

     In connection with the convertible notes payable issued in November 2002, the Company granted warrants to purchase common stock (Note 8).

     In January 2003, the Company issued a convertible note payable in the amount of $25,000 to an investor. The principal amount of the convertible note payable, together with interest at 0.5% per month is due and payable upon demand by the holders of the note on or after March 31, 2003. The outstanding principal and accrued interest of the note is convertible, at the option of the holder, into Series B preferred stock at the purchase price paid for the Series B preferred stock at the first closing. The Company must also pay a monthly fee of 1.5% of the outstanding principal amount of the note. Additionally, the holder of the note is entitled to 2% of the outstanding principal amount of the note per month in shares of the Company's common stock.

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                          Notes to Financial Statements


5.   CONVERTIBLE NOTES PAYABLE, continued

     The note is collateralized by a senior security interest in all of the assets of the Company, held pro rata with the other outstanding senior secured creditors and solely subordinate to senior bank financing or senior secured financing from a corporate strategic partner of the Company.

     In April 2003, the Company issued a convertible note payable in the amount of $250,000 to an investor. The principal amount of the convertible note payable, together with interest at 0.5% per month is due and payable on or after March 31, 2004. The outstanding principal and accrued interest of the note is convertible, at the option of the holder, into Series B preferred stock at the purchase price paid for the Series B preferred stock at the first closing. The note is collateralized by a senior security interest in all of the assets of the Company, held pro rata with the other outstanding senior secured creditors and solely subordinate to senior bank financing or senior secured financing from a corporate strategic partner of the Company.

     In July 2003, the outstanding principal amount of the convertible notes payable of $1,355,000 and accrued interest and loan fees of $258,833 was converted into 3,227,666 shares of common stock using a conversion rate of $0.50 per share. Additionally, the Company issued 361,893 shares of common stock to the note holders in accordance with the agreements.

     In  October  2003,  the  Company issued an unsecured convertible promissory note in the amount of $500,000 to an investor. The principal amount of the convertible note payable, together with interest at 8% per annum, was originally due and payable on April 22, 2004. The outstanding principal and accrued interest of the note is convertible, at the option of the holder, into common stock at a conversion rate of $2.00 per share. In connection with the unsecured convertible promissory note, the Company granted warrants to purchase common stock (Note 8).

     In December 2003, the outstanding principal amount of the unsecured convertible note payable of $500,000 and accrued interest of $5,918 was converted into 252,959 shares of common stock at $2.00 per share.

6.   COMMITMENTS AND CONTINGENCIES

     In June 2003, the Company entered into a six month agreement for the sublease of 3,200 square feet of space for $1.00 per square foot plus $2,300 in monthly common area expenses and a one time deposit of $3,200. Upon expiration, the sublease will renew monthly, therefore there are no future minimum payments under this lease. Rent expense for the period from May 1, 2002 (date of inception) to December 29, 2002, the year ended December 28, 2003 and for the cumulative period from May 1, 2002 (date of inception) to December 28, 2003 was $102,000, $83,476 and $185,476,
     respectively.

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                          Notes to Financial Statements


7.   GUARANTEES

     INDEMNIFICATION  AGREEMENTS

     The Company enters into standard indemnification arrangements in our ordinary course of business. Pursuant to these arrangements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, generally our business partners or customers, in connection with any U.S. patent, or any copyright or other intellectual property infringement claim by any third party with respect to our products. The term of these indemnification agreements is generally perpetual anytime after the execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these agreements is unlimited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal.

     The Company has entered into indemnification agreements with its directors and officers that may require the Company: to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature; to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and to obtain directors' and officers' insurance if available on reasonable terms, which the Company currently has in place.

     PRODUCT  WARRANTY

     The Company warrants its products for a specific period of time, generally twelve months, against material defects. The Company provides for the estimated future costs of warranty obligations in cost of sales when the related revenue is recognized. The accrued warranty costs represents the best estimate at the time of sale of the total costs that the Company expects to incur to repair or replace product parts, which fail while still under warranty. The amount of accrued estimated warranty costs are primarily based on historical experience as to product failures as well as current information on repair costs. The Company periodically reviews the accrued balances and updates the historical warranty cost trends. The following table reflects the change in the Company's warranty accrual during the year ended December 28, 2003 and the three months ended March 28, 2004:

          Warranty accrual, December 29, 2002           $  5,274
          Charged to cost of sales                       ( 1,553)
          Actual warranty expenditures                      (157)
                                                        ---------
          Warranty accrual, December 28, 2003              3,564
          Charged to cost of sales                             -
          Actual warranty expenditures                         -
                                                        ---------
          Warranty accrual, March 28, 2004 (unaudited)  $  3,564
                                                        =========

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                          Notes to Financial Statements


8.   STOCKHOLDERS' EQUITY

     COMMON  STOCK

     During 2002, the Company issued 8,115,000 shares of its common stock to founders and certain employees for cash under stock purchase agreements, some of which contain repurchase provisions. During 2003, the Company issued 3,750,000 shares of its common stock to certain directors, consultants and employees under stock purchase agreements, some of which contain repurchase provisions. These shares are generally released from repurchase provisions ratably over three years.

     In connection with the termination and rehiring of employees all restricted shares were vested.

     In June 2003, the Company completed a private placement of 808,000 shares of the Company's common stock at $0.50 per share. The Company received net proceeds of $396,500 after deducting the offering expenses. In connection with the private placement, the Company granted warrants to purchase common stock (Note 8-Warrants).

     In July 2003, the Company issued 40,000 shares of common stock to a professional advisor for services rendered. The Company recorded a charge of $20,000 for the estimated fair value of the common stock on the date of issuance.

     In August 2003, the Company completed a private placement of 1,695,000 shares of the Company's common stock at $1.00 per share. The Company received net proceeds of $1,689,500 after deducting the offering expenses.

     In December 2003, the Company completed a brokered private placement of 1,086,250 shares of the Company's common stock at $2.00 per share. The Company received net proceeds of $1,873,391 after deducting the offering expenses. In connection with the private placement, the Company granted warrants and special warrants to purchase common stock (Note 7-Warrants and Special Warrants).

     COMMON  STOCK  SUBSCRIPTIONS

     In connection with the convertible notes payable (Note 5), the Company agreed to issue 190,360 shares of common stock in 2002 and 171,533 shares of common stock in 2003 to the holders of the notes. The Company has recorded the earned shares as a common stock subscription which resulted in a charge to interest expense of $1,004 in 2002 and $28,273 in 2003. In May 2002, the Company entered into an advisory agreement with a director and agreed to issue 1,200,000 shares of common stock at $0.001 per share.

     In  August  and  September  2003,  the  Company issued 1,200,000 shares and
     361,893 shares of common stock in satisfaction of the common stock subscriptions, respectively. At December 28, 2003, there were no common stock subscriptions outstanding.

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                          Notes to Financial Statements


8.   STOCKHOLDERS' EQUITY, continued

     WARRANTS

     In November 2002, the Company issued warrants to purchase 50,000 and 20,000 shares of common stock with an exercise price of $0.075 per share, respectively, in connection with the convertible notes payable (Note 5). The warrants are exercisable immediately and expire in November 2007. The fair value of warrants calculated using the Black-Scholes option pricing model was not considered material, and accordingly, no value was ascribed to them for financial reporting purposes. In December 2003, warrants to purchase  50,000  shares  of  common  stock  were  exercised  for  $3,750
     (unaudited).

     In December 2002, the Company issued warrants to purchase 100,000 shares and 75,000 shares of common stock to two advisory board members with an exercise price of $0.075 per share. The vesting terms of the warrants are based on completion of service on the advisory board over a two year period, with the initial vesting occurring upon signing of the agreement. The warrants expire in December 2007. One of the agreements was signed in 2002 and the other in 2003. The fair value of the warrants will be calculated quarterly using the Black-Scholes option pricing model and the Company will record quarterly charges over the vesting period of the warrants. During the three months ended March 28, 2004, the Company reversed $3,203 and $4,426 of previously recognized stock based compensation related to the unvested portion of those warrants due to changes in the fair market value of the Company's common stock (unaudited). For the year ended December 28, 2003, the Company recorded charges of $135,975 and $104,340 relating to these warrants. The fair value of the warrants was not considered material in 2002, and accordingly, the Company did not record any charges relating to these warrants in 2002.

     In December 2002, the Company issued warrants to purchase 400,000 shares of common stock for advisory services with an exercise price of $0.01 per share. The vesting terms of the warrant are based on completion of advisory services and the attainment of certain milestones relating to OEM customers. The warrants expire in June 2004 unless the advisor has not exercised his vested warrant then the advisor shall have an additional three years to exercise the vested warrants. At December 28, 2003, 200,000 of the warrants have vested in connection with advisory services. The Company calculated the fair value of the vested warrants using the Black-Scholes option pricing model and recorded a charge of $1,075 relating to this warrant. The warrant will be revalued as it vests and future charges will be recorded based on the amount of the warrant that vests.

     In June and July 2003, the Company issued warrants to purchase 770,000 shares and 6,000 shares of common stock with exercise prices between $0.001 and $0.075 per share to placement agents in connection with the private placement of common stock in June 2003. The warrants are exercisable immediately and expire in June and July 2008. The fair value of warrants calculated using the Black-Scholes option pricing model was $319,083 and has been recorded as additional issuance costs of the transaction. In June 2003, warrants to purchase 500,000 shares of common stock were exercised for $500. In December 2003, warrants to purchase 250,000 shares of common stock were cancelled.

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                          Notes to Financial Statements


8.   STOCKHOLDERS' EQUITY, continued

     WARRANTS,  continued

     In June 2003, the Company issued warrants to purchase 50,000 shares of common stock with an exercise price of $0.50 per share to a legal firm in connection with their engagement to provide legal services to the Company. The warrants are exercisable immediately and expire in June 2008. The fair value of the warrants calculated using the Black-Scholes option pricing model was $13,992 and was recognized as legal fees in the year ended December 28, 2003.

     In June 2003, the Company issued warrants to purchase 404,000 shares of common stock with an exercise price of $0.75 per share to certain investors in connection with the private placement in June 2003. The warrants are exercisable immediately and expire in June 2008. The fair value of the warrants calculated using the Black-Scholes option pricing model was $93,663. Since the warrants related to capital raising activities, there was no charge recorded in the financial statements for these warrants.

     In October 2003, the Company issued warrants to purchase 6,125 shares of common stock for advisory services with an exercise price of $2.00 per share. The warrants are exercisable immediately and expire in October 2006. The fair value of warrants calculated using the Black-Scholes option pricing model was $27,232 and has been recorded as additional issuance costs of the transaction.

     In October 2003, the Company issued warrants to purchase 31,250 shares of common stock with an exercise price of $2.00 per share in connection with the unsecured convertible notes payable (Note5). The warrants are exercisable immediately and expire in June 2006. The fair value of warrants calculated using the Black-Scholes option pricing model was $138,940 and was recorded as a discount on the debt and amortized to interest expense over the life of the debt. During the year ended December 28, 2003, $138,940 was charged to interest expense.

     In December 2003, the Company issued warrants to purchase 109,713 shares of common stock with an exercise price of $2.00 per share to the placement agents in connection with the private placement in December 2003. The warrants are exercisable immediately and expire one year following the date on which the registration statement for the shares has been declared effective by the Securities and Exchange Commission. The fair value of warrants calculated using the Black-Scholes option pricing model was $207,553 and has been recorded as additional issuance costs of the transaction.

     In December 2003, the Company issued warrants to purchase 2,172,500 shares of common stock with an exercise price of $2.00 per share to certain investors in connection with the private placement in December 2003. The warrants are exercisable immediately and expire one year following the date on which the registration statement for the shares has been declared effective by the Securities and Exchange Commission. The fair value of warrants calculated using the Black-Scholes option pricing model was $4,109,900. Since the warrants related to capital raising activities, there was no charge recorded in the financial statements for these warrants.

     At December 28, 2003, warrants to purchase 3,444,588 shares of common stock were outstanding.

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                          Notes to Financial Statements


8.   STOCKHOLDERS' EQUITY, continued

     WARRANTS,  continued

     The following table sets forth the key terms of these warrants:

                                                                   WEIGHTED
                                                                    AVERAGE     REASONS FOR
     DATE OF  UNDERLYING     SHARES      VESTING OF    EXPIRATION  EXERCISE      GRANT OF
      GRANT   SECURITY       GRANTED       GRANT          DATE       PRICE       WARRANTS
     -------  ------------  ---------  --------------  ----------  ---------  ---------------
     11/2002  Common stock     70,000  Immediate          11/2007  $   0.075  Raising capital
     12/2002  Common stock    175,000  Over 2 year        12/2007      0.075  Board services
                                       service period
     12/2002  Common stock    400,000  Milestones          6/2004       0.01  Customer base
      6/2003  Common stock    424,000  Immediate           6/2008       0.72  Raising capital
      6/2003  Common stock     50,000  Immediate           6/2008       0.50  Legal services
      7/2003  Common stock      6,000  Immediate           7/2008      0.075  Raising capital
     10/2003  Common stock      6,125  Immediate          10/2006       2.00  Raising capital
     10/2003  Common stock     31,250  Immediate           6/2006       2.00  Raising capital
     12/2003  Common stock  2,282,213  Immediate          4/26/05       2.00  Raising capital
                            ---------
                            3,444,588                              $    1.45
                            =========

     SPECIAL  WARRANTS

     In December 2003, the Company issued special warrants to purchase 1,086,250 shares of common stock with an exercise price of $2.00 per share to certain investors in connection with the private placement of common stock in December 2003. The special warrants will be automatically exercised immediately upon the declaration of the effectiveness of the Company's registration statement filed with the Securities and Exchange Commission covering the shares issued in the December 2003 private placement. The special warrants shall terminate if the effective date for the registration statement occurs after June 6, 2004. At December 28, 2003, none of these warrants were vested, thus the warrants were not valued. At December 28, 2003, all of the special warrants were outstanding.

     RIGHT TO PURCHASE COMMON STOCK

     In July, August and September 2003, the Company granted the right to purchase 250,000 shares, 175,000 shares and 150,000 shares with exercise prices of $0.075, $0.10 and $0.25 per share, respectively, to employees in connection with employment agreements. The rights vest over a three year period and expire in July, August and September 2006. The Company will record stock compensation expense for the excess of the deemed fair market value over the exercise price at the date of issuance. The compensation expense is being recognized over the vesting period of three years using the straight line method. For the year ended December 28, 2003, the Company recorded stock compensation expense of $84,688.

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                          Notes to Financial Statements


8.   STOCKHOLDERS' EQUITY, continued

     RIGHT TO PURCHASE COMMON STOCK, continued

     Stock compensation to be recorded in future periods will be $140,268 in 2004, $94,062 in 2005 and $57,214 in 2006. The amount of stock compensation expense to be recorded in future periods could decrease if the stock purchase rights do not fully vest.

     At December 31, 2003, all of the above rights to purchase common stock are outstanding.

     For the three months ended March 28, 2004, the Company recorded stock compensation expense of $34,692 (unaudited).

     TRANSACTIONS WITH EMPLOYEES

     Due to the Company's cash position and lack of ability to obtain additional financing, the Company was forced to terminate all of its employees on March 31, 2003. In April 2003, the Company rehired its chief executive officer and its chief financial officer to restart its operations and to continue to search for financing or a possible merger transaction.

     In April 2003, the Company reached agreement with its former employees and executed Settlement and Release Agreements whereby the former employees gave up their right to their accrued unpaid salary in exchange for common stock of the Company equal to two times their accrued salary with a fair value of $0.001 per share. For example, for each dollar of accrued salary the employee earned, they received 2 shares of common stock with a fair value of $.01 per share. In July 2003, the Company issued 1,120,388 shares of its common stock to former employees for their unpaid accrued salary through March 2003. The value of the common stock issued was $11,204. In addition, all shares of restricted common stock were vested upon rehire.

     2003  STOCK  OPTION  PLAN

     In August 2003, the board of directors adopted the 2003 Stock Option Plan (the "Plan"). The Plan provides for the issuance of both incentive stock options and nonqualified stock options.

     Nonqualified and incentive stock options may be granted to employees, consultants, and directors of the Company. The Plan provides for the grant of incentive and nonqualified stock options to purchase up to 2,500,000 shares of common stock. During the year ended December 28, 2003, the Company did not grant any stock options under the Plan.

     During the three months ended March 28, 2004, the Company granted stock options to purchase 60,000 shares of common stock with a weighted average exercise price of $3.35 per share and a weighted average grant date fair value of $1.25 per share (unaudited).

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                          Notes to Financial Statements


9.   INCOME TAXES

     There is no provision for income taxes because the Company has incurred operating losses. Deferred income taxes reflect the net tax effects of net operating loss and tax credit carryovers and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

          Net operating loss carryforwards                     $ 1,678,595
          Research credits                                         145,315
          Non-deductible accrued expenses                          247,797
                                                               ------------
              Total deferred tax assets                          2,071,707

          Valuation allowance                                   (2,071,707)
                                                               ------------
              Net deferred tax assets                          $         -
                                                               ============

     As of December 28, 2003, the Company had federal and state net operating loss carryforwards of approximately $4,214,399. The net operating loss will expire at various dates beginning in 2013 through 2022, if not utilized. The Company also has federal and California research and development tax credits of $70,962 and $74,353 respectively. The federal research credits will begin to expire in the year 2022 and the California research credits have no expiration date.

     The change in the valuation allowance was a net increase of $522,700 and $1,549,000 for the period ended December 29, 2002 and the year ended December 28, 2003, respectively.

     Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

10.  RELATED PARTY TRANSACTIONS

     In 2002, the Company entered into an advisory agreement with a director of the Company whereby the individual will provide advisory services to the Company. The individual received a common stock subscription to purchase 1,200,000 shares of common stock at $0.001 per share. In August 2003, the individual exercised the common stock subscription to purchase 1,200,000 shares of common stock at $0.001 per share. Additionally, the individual held a convertible note payable in the amount of $150,000, which is included in the convertible notes payable amount of $1,355,000 that was converted into the Company's common stock in July 2003.

     In May 2003, the Company entered into an advisory agreement with Cagan McAfee Capital Partners, LLC ("CMCP") to assist in a $5,000,000 financing. One of the owners of CMCP is a director of the Company. In connection with the advisory agreement, the Company agreed to sell CMCP 2,000,000 shares of its common stock at $0.001 per share, which was purchased in August 2003 by CMCP.

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                          Notes to Financial Statements


10.  RELATED PARTY TRANSACTIONS, continued

     In August 2003, the Company entered into an Assignment and Assumption Agreement with Douglas J. Glader, the Company's president and chief executive officer, whereby Douglas J. Glader assigned his option to purchase certain tangible property, finished goods inventory, furniture, capital equipment and intellectual property rights from Digi International, Inc. ("Digi") to the Company with the consent of Digi (Note 11).

11.  TRANSACTIONS WITH DIGI INTERNATIONAL, INC.

     In May 2002, the Company entered into a Purchase and License Agreement with Digi whereby the Company desired to acquire or license all of Digi's tangible and intangible assets, intellectual property and personal property related to the business of layer 2 through layer 7 switches in exchange for issuing shares of the Company's stock, representing 19.9% of the fully diluted capitalization of the Company, to Digi. The Agreement was set to close on July 31, 2002 but was amended to close on March 31, 2003. As the Company did not have an equity financing, no shares were issued to Digi. However, the Company did have full use of the related assets and intellectual property.

     In May 2002, the Company entered into a Distribution Agreement with Digi whereby the Company became the exclusive, worldwide distributor of Digi's product, as defined.

     In March 2003, Digi and Douglas J. Glader entered into an Option and License Agreement whereby Digi terminated its Purchase and License Agreement with the Company and granted Douglas J. Glader the right to purchase the right, title and interest in the tangible and intangible assets, intellectual property and personal property related to the business which was previously covered by the Purchase Agreement between the Company and Digi for $300,000.

     In August 2003, the Company entered into an Assignment and Assumption Agreement with Douglas J. Glader whereby Douglas J. Glader assigned his option to purchase certain tangible property, finished goods inventory, furniture, capital equipment and intellectual property rights from Digi to the Company with the consent of Digi.

     In September 2003, the Company exercised the option and paid Digi $300,000 for the rights, title and interest in the assets described in the Assignment and Assumption Agreement. The $300,000 purchase price included $267,960 of inventory and $32,040 of fixed assets.

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                          Notes to Financial Statements


12.  SEGMENT INFORMATION

     The Company operates in one segment, using one measure of profitability to manage its business. Revenues for geographic regions are based upon the customer's location. The following is a summary of revenue by geographical region:

                                                                                                     Cumulative
                                                                                                     Period from
                Period from May                   Cumulative Period                                  May 1, 2002
               1, 2002 (date of                    from May 1, 2002                                   (date of
                 Inception) to     Year Ended    (date of inception)       Three Months Ended       inception) to
                 December 29,     December 28,     to December 28,      March 30,     March 28,       March 28,
                     2002             2003               2003              2003          2004           2004
               -----------------  -------------  --------------------  ------------  ------------  ---------------
                                                                       (unaudited)   (unaudited)     (unaudited)
United States  $         150,475  $      14,494  $            164,969  $      4,043  $      8,494  $       173,463
Australia                 15,900              -                15,900             -             -           15,900
Asia                       8,993          4,446                13,439             -             -           13,439
Europe                         -          7,200                 7,200             -             -            7,200
Middle East                    -          5,945                 5,945             -             -            5,945
               -----------------  -------------  --------------------  ------------  ------------  ---------------
               $         175,368  $      32,085  $            207,453  $      4,043  $      8,494  $       215,947
               =================  =============  ====================  ============  ============  ===============

     All  of  the  Company's long-lived assets are located in the United States.

     The Company's accounts receivable are derived from revenue earned from customers located in the United States, Europe, Australia, the Middle East and Asia. The Company performs ongoing credit evaluations of certain customers' financial condition and, generally, requires no collateral from its customers. For the year ended December 31, 2003, five customers accounted for 22%, 19%, 17%, 14% and 13% of revenues, respectively. For the period from May 1, 2002 (date of inception) to December 31, 2002 two customers accounted for 51% and 13% of revenues, respectively.

13.  SUBSEQUENT EVENTS

     On December 30, 2003, the Company signed a Distributor Agreement with DC7, Inc. ("DC7"), a developer, integrator and distributor of networking, storage and security products focused on the enterprise, government, and mid-range markets. DC7 will act as a non-exclusive distributor of the Company's MLS Application Switches.

     On January 5, 2004, the Company reached an agreement with the sub-landlord to lease an additional 1,132 square feet of office space at $1.00 per square feet per month. The Company occupies a total of 4,332 square feet of office space after the addition. The Company will pay $6,832 monthly for rent and common area expenses.

     On January 8, 2004, the Company filed a Registration Statement under the Securities Act of 1933 on Form SB-2 with the Securities and Exchange Commission to register 10,222,928 shares of common stock in connection with the private placement of common stock in December 2003.

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                          Notes to Financial Statements


13.  SUBSEQUENT EVENTS, continued

     On January 9, 2004, the Company signed a term sheet for a potential licensing and business arrangement with Ezyte, Inc., to develop an open switching platform EZ-2-XML which integrates XML and web services based switching capabilities with the wire-speed Layer 7 switching technology of the Company. The Company and Ezyte anticipate execution of a definitive agreement during the first quarter of 2004.

     On February 2, 2004, the Company signed an agreement with Instream Partners to settle the total compensation due to Instream Partners as a result of the financing relationship that was entered into between the parties on July 7, 2003. The Company will pay Instream Partners a total of $115,000 in cash with 50% payable upon signing this agreement and the remaining 50% payable when the special warrants are exercised. The Company will issue 20,000 shares of unregistered common stock to Instream Partners with the intent of registering these shares with the next registration statement.

     On February 17, 2004, the Company signed an Authorized Distributor Agreement with ServGate Technologies, Inc., a developer and manufacturer of network security products. The Company will act as a non-exclusive, independent, distributor of ServGate's network security products.

     On March 12, 2004, the Company hired a new Executive Vice-President and Chief Technical Officer and agreed to issue him options to purchase 1,200,000 shares of common stock at an exercise price equal to the fair market value of the Company's common stock on the day the options are approved by the Company's board of directors. In addition, the Company entered into a letter of understanding to acquire two businesses owned by the new employee. The Company anticipates issuing a total of 900,000 unregistered shares of common stock in exchange for the assets and intellectual property of these businesses. The expected completion date of these transactions was March 24, 2004. On April 22, 2004, the board of directors approved the grant of a non-qualified stock option to purchase 2,300,000 shares of common stock with an exercise price of $1.50 per share (unaudited).

     On April 22, 2004, the Company completed the acquisition of 100% of the outstanding stock of EZ2, Inc. ("EZ2"), a development stage company located in Saratoga, California, for 35,000 shares of the Company's restricted common stock. EZ2 has been designing and developing a switching platform for XML (Extensible Mark-up Language) and Web Services based applications. XML is a mark-up language or mechanism that identifies structured information in a data format, such as a document, graph, equation, or e-commerce transaction. Structured information contains both content (for example, words or pictures) and some indication of what role that content plays (for example, a heading, footnote, caption, or table). The Company plans to develop products for the XML market by taking advantage of the core technology of the EZ-2-XML platform to perform as a wire-speed packet processing engine (unaudited).

     On April 26, 2004, the Registration Statement filed by the Company on Form SB-2 was declared effective by the Securities and Exchange Commission. The Registration Statement covers the resale by selling stockholders of up to 9,047,315 shares of the Company's common stock, $0.001 par value (unaudited).

     As of May 5, 2004, investors had exercised the Special Warrants issued in connection with the private placement in December 2003 to purchase a total of 1,086,250 shares of common stock at $2.00 per share. The Company received gross proceeds of $2,172,500 from these investors (unaudited).

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                          Notes to Financial Statements


     On May 21, 2004, the Company completed the acquisition of all the intellectual property of Ezyte, Inc. ("Ezyte"), a development stage company located in Saratoga, California for 65,000 shares of the Company's restricted common stock. Ezyte, Inc., formed in 2000, offered products and services in the area of system performance management of packet switching, high performance routers, internet architecture, wireless internet and packet switching networks (unaudited).

     In May 2004, the Company completed a private placement with a shareholder and issued 250,000 shares of common stock at $2.00 per share and warrants to purchase 250,000 shares of common stock at $2.00 per share. The warrants are exercisable immediately and expire two years following the date on which the registration statement for the shares has been declared effective by the Securities and Exchange Commission (unaudited).

                             PROCERA NETWORKS, INC.


                               1,696,438 Shares of
                                  Common Stock


   ===========================================================================
                                   PROSPECTUS
   ===========================================================================


                               ____________, 2004

                                     PART II

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article Seventh of our Articles of Incorporation provides, among other things, that our Directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of such Director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - liability for unlawful payments of dividends or unlawful stock purchase or redemption by us; or

     - for any transaction from which such Director derived any improper personal benefit.

     Accordingly, our Directors may have no liability to our stockholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our stockholders.

     Section 10 of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of Section 78.7502 of the Nevada Revised Statutes.

ITEM  25.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

     The following table sets forth an itemization of various expenses, all of which we will pay, in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the SEC registration fee.

SEC Registration Fee          $        365
Accounting Fees and Expenses  $      9,500
Legal Fees and Expenses       $      9,500
Miscellaneous                 $        635
                               -----------
Total                         $     20,000

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     From July 1, 2001 (date of Inception of Zowcom Inc.) to the date of the prospectus, we have sold the following unregistered securities:

     On July 11, 2001, we issued 800,000 shares of our common stock to Marc Seely, our former secretary, treasurer, and one of our directors in exchange for his services as our promoter. The value of the services performed by Mr. Seely was approximately $800. We also issued 200,000 shares of our common stock to Dan Spaulding, our president and one of our directors in exchange for his services as our promoter. The value of the services performed by Mr. Spaulding was approximately $200. We believe that these individuals have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the prospective investment. In addition, these individuals had sufficient access to material information about us because they were our officers and directors. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of the Securities Act. The shares were issued in exchange for founders services provided to us in relation to formulating our business plan and other activities related to our incorporation.

     In December 2001, we issued 1,610,000 shares of our common stock for $0.05 per share. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated pursuant to the Securities Act. The offer was made to "accredited investors", as that term is defined under applicable federal and state securities laws, and no more than 35 non-accredited investors. The value of the shares was arbitrarily set by us and had no relationship to our assets, book value, revenues or other established criteria of value. There were no commissions paid on the sale of those shares. The proceeds were $80,500. Of the 32 purchasers, 8 were non-accredited investors who were sophisticated with no purchaser representative. We believe that each purchaser who was not an accredited investor has such knowledge and experience in financial and business matters that each is capable of evaluating the merits and risks of the prospective investment. Each investor was provided with a private placement memorandum that provided sufficient information about the company to allow the investors to make informed investment decisions. We located all of our investors through personal and business associates of our current officers and directors.

     In January 2003, certain advisors and directors purchased 150,000 shares of our common stock for $0.001 per share.

     In May 2003, the outstanding amount of unpaid salaries of $560,194 owed to former employees was converted into 1,120,388 shares of our common stock using a conversion rate of $0.50 per share.

     In June 2003, we completed a private placement of 808,000 shares of our common stock at $0.50 per share and issued warrants to purchase 404,000 shares of common stock at a purchase price of $0.75 per share. The warrants are exercisable immediately and expire in June 2008. We raised an aggregate of $404,000 in gross proceeds.

     In June 2003, a warrant holder exercised warrants to purchase 500,000 shares of our common stock at $0.001 per share.

     In June 2003, an employee purchased 400,000 shares of our common stock for $0.001 per share.

     In July 2003, the outstanding principal amount of the convertible notes payable of $1,355,000 and accrued interest and loan fees of $258,833 was converted into 3,227,666 shares of common stock using a conversion rate of $0.50 per share. Additionally, we issued 361,893 shares of common stock to the note holders in accordance with the agreements.

     In August 2003, certain advisors and directors purchased 3,200,000 shares of our common stock at $0.001 per share.

     In August 2003, we completed a private placement of 1,695,000 shares of our common stock at $1.00 per share. We raised an aggregate of $1,695,000 in gross proceeds.

     In October 2003, we issued an unsecured convertible promissory note in the amount of $500,000 to an investor. The principal amount of the convertible note payable, together with interest at 8% per annum was due and payable on April 22, 2004. The outstanding principal and accrued interest of the note is convertible, at the option of the holder, into common stock at a conversion rate of $2.00 per share. Additionally, we issued warrants to purchase 31,250 shares of common stock with an exercise price of $2.00 per share. The warrant is exercisable immediately and expires in October 2006. In December 2003, the outstanding principal amount of the convertible note payable of $500,000 and accrued interest of $5,918 was converted into 252,959 shares of restricted common stock.

     In December 2003, a warrant holder exercised a warrant to purchase 5,000 shares of our common stock at $0.001 per share.

     In December 2003, we completed a brokered private placement of 2,172,500 shares of common stock as described elsewhere in this prospectus. We raised a total of $4,345,000 in the placement. Each investor in the Placement completed a subscription agreement, a special warrant agreement and a warrant agreement, forms of which are filed as exhibits to this registration statement, and represented to us that they were accredited investors purchasing the shares for their own account. Investors participating in the Placement received registration rights with respect to the shares issued, and this registration statement satisfies our obligations.

     In May 2004, we completed a private placement of 250,000 shares of common stock at $2.00 per share to one investor. We raised a total of $500,000 in the placement. Additionally, we issued to this investor warrants to purchase 250,000 shares of common stock at $2.00 per share.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A)  EXHIBITS

The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit No.   Exhibit Name
------------  -----------------------------------------------------------------------
2.1*          Agreement and Plan of Merger included in our Preliminary Proxy
              Statement on Schedule 14A filed on August 25, 2003 and incorporated herein by reference.
------------  -----------------------------------------------------------------------
3.1*          Articles of Incorporation included as Exhibit 3.1 to our form SB-2 filed on February 11, 2002 and incorporated herein by reference.
------------  -----------------------------------------------------------------------
3.2*          Bylaws included as Exhibit 3.2 to our form SB-2 filed on February
              11, 2002 and incorporated herein by reference.
------------  -----------------------------------------------------------------------
4.1           Subscription Agreement with Linden Growth Partners
------------  -----------------------------------------------------------------------
4.2*          Form of Special Warrant Agreement
------------  -----------------------------------------------------------------------
4.3*          Registration Rights Agreement
------------  -----------------------------------------------------------------------
4.4           Warrant Agreement with Linden Growth Partners
------------  -----------------------------------------------------------------------
4.5           Form of Warrant Agreement
------------  -----------------------------------------------------------------------
5.1**         Opinion regarding legality
------------  -----------------------------------------------------------------------
10.1*         2003 Stock Option Plan
------------  -----------------------------------------------------------------------
10.2*         Sublease Agreement
------------  -----------------------------------------------------------------------
10.3*         Employee Offer Letter for Douglas J. Glader
------------  -----------------------------------------------------------------------
10.4*         Employee Offer Letter for Gregory Dewing
------------  -----------------------------------------------------------------------
23.1**        Consent of Silicon Valley Law Group (Included in Exhibit 5.1)
------------  -----------------------------------------------------------------------
23.2          Consent of Burr, Pilger & Mayer LLP
------------  -----------------------------------------------------------------------
24.1          Power of Attorney
------------  -----------------------------------------------------------------------

* Previously filed.
** To be filed by amendment.

(B)  FINANCIAL  STATEMENT  SCHEDULES

     Financial Statement Schedules have been omitted because the information is included in the Financial Statements or Notes thereto.


ITEM  28.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b)  The  undersigned  registrant  hereby  undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (2) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (3) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (4) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement

                    (i) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration

Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                    (ii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California, on May 26, 2004.


                              PROCERA NETWORKS, INC.

                              By:   /s/  Douglas J. Glader
                              ------------------------------------
                              President and CEO

                              By:   /s/  Jay Zerfoss
                              ------------------------------------
                              CFO and Chief Accounting Officer

                                POWER OF ATTORNEY

     We the undersigned officers and directors of Procera Networks, Inc., hereby severally constitute and appoint Douglas J. Glader and Jay Zerfoss, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE              TITLE                                         DATE
---------------------------------------------------------------------------------

/s/ Douglas J. Glader  President and Chief Executive Officer and a   May 25, 2004
Douglas J. Glader      Director

/s/ Jay Zerfoss        Chief Financial Officer and Chief Accounting  May 25, 2004
Jay Zerfoss            Officer

/s/ Eric McAfee        Director                                      May 25, 2004
Eric McAfee

/s/ Scott McClendon    Director                                      May 25, 2004
Scott McClendon

/s/ Thomas Saponas     Director                                      May 25, 2004
Thomas Saponas

/s/ Thomas Williams    Director                                      May 25, 2004
Thomas Williams


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